Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ETORO GROUP LTD.,

BUTTONWOOD MERGER SUB CORP.

and

FINTECH ACQUISITION CORP. V

dated as of March 16, 2021

i

4.14.	Taxes	53
4.15.	Environmental Matters	56
4.16.	Intellectual Property	56
4.17.	Privacy	59
4.18.	Agreements, Contracts and Commitments	60
4.19.	PIPE Financing	62
4.20.	Insurance	62
4.21.	Transactions with Related Parties	62
4.22.	Information Supplied	63
4.23.	Anti-Bribery; Anti-Corruption	63
4.24.	International Trade; Sanctions	64
4.25.	Governmental Grants	65
4.26.	Brokers	65
4.27.	Disclaimer of Other Warranties	65

Article V REPRESENTATIONS AND WARRANTIES OF SPAC		66
5.1.	Organization and Qualification	66
5.2.	Capitalization	66
5.3.	Authority Relative to this Agreement	67
5.4.	No Conflict; Required Filings and Consents	68
5.5.	Compliance; Material Permits.	68
5.6.	SPAC SEC Reports and Financial Statements	69
5.7.	Absence of Certain Changes or Events	71
5.8.	Litigation	71
5.9.	Business Activities	71
5.10.	SPAC Material Contracts	72
5.11.	SPAC Listing	72
5.12.	Trust Account	72
5.13.	Taxes	73
5.14.	Information Supplied	75
5.15.	Employees; Benefit Plans	75
5.16.	Insurance	75
5.17.	Intellectual Property	75
5.18.	Title to Property	75
5.19.	Financing	75
5.20.	Board Approval; Stockholder Vote	75
5.21.	Affiliate Transactions	76
5.22.	State Takeover Statutes Inapplicable	76
5.23.	Brokers	76
5.24.	Residency	76
5.25.	SPAC Working Capital Notes	76
5.26.	Disclaimer of Other Warranties	76

Article VI CONDUCT PRIOR TO THE CLOSING DATE		77
6.1.	Conduct of Business by the Company and the Company Subsidiaries	77
6.2.	Conduct of Business by SPAC	79
6.3.	Requests for Consent	81

Article VII ADDITIONAL AGREEMENTS		81
7.1.	Registration Statement; Proxy Statement/Prospectus	81
7.2.	SPAC Stockholder Approval	82
7.3.	Company Shareholder Approval	84
7.4.	Certain Regulatory Matters	85
7.5.	Other Filings; Press Release	86
7.6.	Confidentiality; Communications Plan; Access to Information	87
7.7.	Commercially Reasonable Efforts	88
7.8.	Company and SPAC Securities Listings	88
7.9.	No Claim Against Trust Account	89
7.10.	No Solicitation	89
7.11.	Trust Account	93
7.12.	Director and Officer Matters	93
7.13.	Tax Matters	94
7.14.	Subscription Agreements	95
7.15.	Section 16 Matters	95
7.16.	Board of Directors	95
7.17.	Incentive Equity Plan	96
7.18.	Company Financial Statements	96
7.19.	Company A&R Articles	96
7.20.	Termination of SPAC Agreements	97
7.21.	Repayment of SPAC Notes	97
7.22.	Disclosure of Certain Matters	97

Article VIII CONDITIONS TO THE TRANSACTION		97
8.1.	Conditions to Obligations of Each Party’s Obligations	97
8.2.	Additional Conditions to Obligations of the Company and Merger Sub	97
8.3.	Additional Conditions to the Obligations of SPAC	98

Article IX TERMINATION		99
9.1.	Termination	99
9.2.	Notice of Termination; Effect of Termination	101

Article X NO SURVIVAL		102
10.1.	No Survival	102

Article XI GENERAL PROVISIONS		102
11.1.	Notices	102
11.2.	Interpretation	104
11.3.	Counterparts; Electronic Delivery	105
11.4.	Entire Agreement; Third Party Beneficiaries	105
11.5.	Severability	105
11.6.	Other Remedies; Specific Performance	106
11.7.	Governing Law	106
11.8.	Consent to Jurisdiction; Waiver of Jury Trial	106
11.9.	Rules of Construction	107
11.10.	Expenses	107

11.11.	Assignment	107
11.12.	Amendment	107
11.13.	Waiver	108
11.14.	Non-Recourse	108
11.15.	Legal Representation	108
11.16.	Company and SPAC Disclosure Letters	109

SCHEDULES

Schedule I	Company Voting Agreement Signatories
Schedule II	Termination of SPAC Agreements

EXHIBITS

Exhibit A	SPAC Voting Agreement
Exhibit B	Form of Company Voting Agreement
Exhibit C	Form of Incentive Equity Plan
Exhibit D	Form of Registration Rights Agreement
Exhibit E	IRA Amendment
Exhibit F	ROFR/Co-Sale Amendment
Exhibit G	Voting Amendment
Exhibit H	Form of Lock-Up Agreement
Exhibit I	Form of Amended and Restated Memorandum and Articles of Association
Exhibit J	Price Adjustment Right Term Sheet
Exhibit K	Form of Certificate of Merger
Exhibit L	Form of Certificate of Incorporation of the Surviving Company

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 16, 2021 (this “Agreement”), by and among eToro Group Ltd., a company organized under the laws of the British Virgin Islands (the “Company”), Buttonwood Merger Sub Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and FinTech Acquisition Corp. V, a Delaware corporation (“SPAC”). Each of the Company, Merger Sub and SPAC are individually referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in anticipation of the Merger (as defined below), the Company has formed Merger Sub;

WHEREAS, the Parties intend that, immediately prior to the Effective Time (as defined below) and following the Expiration Time (as defined below), subject to the receipt of the Company Shareholder Approval (as defined below), (a) each outstanding preferred share, no par value, of the Company (each, a “Company Preferred Share”) will be converted (the “Conversion”) into common shares, no par value, of the Company (each, a “Company Common Shares”) in accordance with, and based on the applicable conversion ratio set forth in, the Company’s Amended and Restated Memorandum and Articles of Association (the “Current Company Articles”), (b) immediately following the Conversion, all outstanding Company Common Shares, and all Company Common Shares underlying Vested Company Options (as defined below), will be reclassified into (i) Company Common Shares and (ii) Price Adjustment Rights (as defined below) (the “Reclassification”) and (c) immediately following the Reclassification, the Company will effect a stock split of each then outstanding Company Common Share, and each Company Common Share underlying any Company Options (as defined below), into such number of Company Common Shares calculated in accordance with Section 2.1(b) (the “Stock Split” and, together with the Conversion and the Reclassification, the “Capital Restructuring”);

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Capital Restructuring will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations (as defined below);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, the Company may elect to commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Self-Tender Offer”) in accordance with Rule 14e-1 under the Exchange Act (as defined below) and other applicable Legal Requirements (as defined below) to purchase all of the Eligible Securities (as defined below) for an aggregate purchase price equal to the Aggregate Tender Offer Consideration (as defined below) and at a price per Eligible Security equal to the applicable Tender Offer Share Price (as defined below);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into a commitment letter (the “Sponsor Commitment Letter”) with the SPAC Sponsors (as defined below) and certain other Persons, pursuant to which, on the terms and subject to the conditions set forth therein, immediately prior to the Effective Time (as defined below), but after giving effect to the Capital Restructuring, such investors may be required to purchase Company Common Shares at a purchase price of $10.00 per share (the aggregate amount paid, or required to be paid, by such investors to the Company for such shares, if any, being the “Sponsor Commitment”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which, on the terms and subject to the conditions set forth therein, immediately prior to the Effective Time, but after giving effect to the Capital Restructuring, such investors will purchase from the Company newly issued Company Common Shares (the “PIPE Investment”);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, at the Effective Time, (a) Merger Sub shall be merged with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct wholly-owned subsidiary of the Company and (b) (i) after giving effect to the Sponsor Forfeiture (as defined below), each outstanding share of SPAC Class B Stock (as defined below) issued and outstanding immediately prior to the Effective Time other than Excluded Shares (as defined below), by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration (as defined below) and (ii) each share of SPAC Class A Stock (as defined below) issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption (as defined below)) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) determined that the Merger is fair to, and in the best interests of, SPAC and the stockholders of SPAC (the “SPAC Stockholders”), (b) approved this Agreement, the Merger and the other Transactions and (c) determined to recommend that the SPAC Stockholders vote to approve the SPAC Stockholder Matters (as defined below) (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the Transactions, including the Capital Restructuring, the Self-Tender Offer and the Merger are advisable to, and in the best interests of, the Company and its shareholders (the “Company Shareholders”), (b) approved this Agreement, the Transactions, including the Capital Restructuring, the Self-Tender Offer and the Merger, and the agreements entered into in connection herewith and has deemed this Agreement advisable and (c) determined to recommend that the Company Shareholders vote to approve the Company Shareholder Matters (as defined below);

WHEREAS, the board of directors of Merger Sub has approved the execution, delivery and performance of this Agreement, the Transaction Agreements to which Merger Sub is or will be a party and the Merger;

WHEREAS, the Company, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the SPAC Sponsors is entering into a voting agreement with the Company, which is attached hereto as Exhibit A (the “SPAC Voting Agreements”), under which the SPAC Sponsors have agreed to, among other things, vote in favor of the SPAC Stockholder Matters, in each case, pursuant to the terms and subject to the conditions of the SPAC Voting Agreements;

WHEREAS, as a condition to the willingness of, and an inducement to, SPAC to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories (as defined below) is entering into a voting agreement with SPAC, in substantially the form of Exhibit B attached hereto (the “Company Voting Agreements”), under which the Company Voting Agreement Signatories have agreed to, among other things, vote in favor of the Company Shareholder Matters, in each case, pursuant to the terms and subject to the conditions of the Company Voting Agreements;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company and the SPAC Sponsors are entering into that certain Sponsor Share Surrender and Share Restriction Agreement (the “Sponsor Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the SPAC Sponsors have agreed to, among other things, contingent upon the Closing, (a) forfeit and surrender to SPAC certain shares of SPAC Class B Stock (as defined below) and the Private Placement Warrants (as defined below) (the “Sponsor Forfeiture”) and (b) subject certain Sponsor Shares (as defined below) to the transfer restrictions set forth therein;

WHEREAS, the Parties intend that, prior to the Closing and subject to obtaining the applicable Company Shareholder Approval, the Company will adopt the Incentive Equity Plan in substantially the form of Exhibit C attached hereto, based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company, to be effective upon and following the Closing;

WHEREAS, as a condition to the willingness of, and an inducement to, each of SPAC and the Company to enter into this Agreement, in connection with the Merger, the Parties intend that, at the Closing (as defined below), the Company will enter into a Registration Rights Agreement, in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”), with certain Company Shareholders and the SPAC Sponsors;

WHEREAS, as a condition to the willingness of, and an inducement to, each of SPAC and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (a) the Company and certain Company Shareholders are entering into an amendment to (i) the Investors’ Rights Agreement (as defined below), which is attached hereto as Exhibit E (the “IRA Amendment”), (ii) the ROFR/Co-Sale Agreement (as defined below), which is attached hereto as Exhibit F (the “ROFR/Co-Sale Amendment”), and (iii) the Existing Voting Agreement (as defined below), which is attached hereto as Exhibit G (the “Voting Amendment”), and (b) the Company, certain Company Shareholders and certain SPAC Stockholders are entering into a lock-up agreement, in substantially the form of Exhibit H attached hereto (the “Lock-Up Agreements”), which will become effective upon the consummation of the Closing; and

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder and (b) this Agreement is and is hereby adopted as a “plan of reorganization” with respect to the Merger within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

1.1. Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 7.10(d)(iv).

“Accepted Shares” shall have the meaning set forth in Section 2.1(d)(v).

“Additional Required Declarations” shall have the meaning set forth in Section 3.4(d).

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“Advance Investment Agreement” shall mean the Advance Investment Agreement, dated February 8, 2021, by and among the Company and the investors party thereto.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate SPAC Stockholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with the SPAC Stockholder Redemption.

“Aggregate Tender Offer Consideration” shall have the meaning set forth in Section 2.1(d)(i).

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Available Cash” shall mean (a) SPAC Cash, plus (b) the proceeds actually paid to the Company upon consummation of the PIPE Investment (it being understood that the amount determined under this clause (b) specifically excludes an amount equal to the product of (i) the aggregate number of Accepted Shares and (ii) the applicable Tender Offer Share Price), plus (c) the Sponsor Commitment.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by Legal Requirements to close.

“Capital Restructuring” shall have the meaning set forth in the Recitals hereto.

“CARES Act” shall mean The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).

“Cash Consideration” shall mean $300,000,000.00.

“CEO Director” shall have the meaning set forth in Section 7.16.

“Certificate of Merger” shall have the meaning set forth in Section 2.5(a).

“Certifications” shall have the meaning set forth in Section 5.6(a).

“Class A Preferred Shares” shall mean the Company’s Class A Preferred Shares, no par value per share.

“Class B Preferred Shares” shall mean the Company’s Class B Preferred Shares, no par value per share.

“Class C-2 Preferred Shares” shall mean the Company’s Class C-2 Preferred Shares, no par value per share.

“Class C Preferred Shares” shall mean the Company’s Class C Preferred Shares, no par value per share.

“Class D Preferred Shares” shall mean the Company’s Class D Preferred Shares, no par value per share.

“Class E Preferred Shares” shall mean the Company’s Class E Preferred Shares, no par value per share.

“Class I Directors” shall have the meaning set forth in Section 7.16(a).

“Class II Directors” shall have the meaning set forth in Section 7.16(b).

“Class III Directors” shall have the meaning set forth in Section 7.16(c).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Company Board” shall have the meaning set forth in Section 7.16.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Code” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company A&R Articles” shall mean the Amended and Restated Memorandum and Articles of Association, in substantially the form of Exhibit I.

“Company Acquisition Proposal” shall have the meaning set forth in Section 7.10(f)(i).

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Change in Recommendation” shall have the meaning set forth in Section 7.10(e).

“Company Closing Statement” shall have the meaning set forth in Section 3.7(b).

“Company Common Shares” shall mean the common shares, no par value per share, of the Company.

“Company Directors” shall have the meaning set forth in Section 7.16.

“Company Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.

“Company IT Systems” shall have the meaning set forth in Section 4.16(j).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that, individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to the foregoing clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural or man-made disasters; (iii) epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies; (iv) changes attributable to the public announcement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees, payors or other third-parties related thereto); (v) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by any Governmental Entity after the date of this Agreement; (vi) changes in IFRS (or any interpretation thereof) after the date of this Agreement; (vii) any change in general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events, changes or conditions generally affecting the industries and markets in which any Group Company operates; (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect (unless the underlying facts and circumstances are independently excluded under another clause of this proviso)); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of or at the prior written request of SPAC or (C) taken by, or at the request of, SPAC ((i)-(x), the “Excluded Events”); provided, further that, if any state of facts, developments, changes, circumstances, occurrences, events or effects described in clause (i), (iii), (v), (vi) or (vii) above disproportionately and adversely impact the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such state of facts, developments, changes, circumstances, occurrences, events or effects may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate impact.

“Company Material Contract” shall have the meaning set forth in Section 4.18(a).

“Company Option” shall have the meaning set forth in Section 2.1(b)(ii).

“Company Optionholder(s)” shall have the meaning set forth in Section 2.1(b)(ii).

“Company Parties” shall have the meaning set forth in Section 4.4.

“Company Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.7(a).

“Company Preferred Shares” shall have the meaning set forth in the Recitals hereto.

“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.16(a).

“Company Securities” shall have the meaning set forth in Section 3.8(b).

“Company Shareholder Approval” shall mean (a) with respect to (i) the Conversion and (ii) the determination that the Price Adjustment Rights shall be deemed Exempted Securities (as defined in the Current Company Articles), the affirmative vote or written consent of the holders of a majority of the then outstanding Specified Preferred Shares, voting together as a single class, and (b) with respect to (i) the adoption of the Company A&R Articles, (ii) the determination that the Transactions shall not constitute a Deemed Liquidation Event (as defined in the Current Company Articles) and (iii) the approval and adoption of this Agreement and approval of the Transactions, including the Reclassification, Stock Split, Self-Tender Offer, adoption of the Incentive Equity Plan, Merger and the issuance of the Price Adjustment Rights in the Reclassification, the affirmative vote or written consent of (A) the holders of a majority of the outstanding Company Preferred Shares, voting together as a single class, and (B) the holders of a majority of the outstanding Specified Preferred Shares, voting together as a single class.

“Company Shareholder Matters” shall mean the (a) Conversion, (b) adoption of the Company A&R Articles, (c) determination that the Transactions shall not constitute a Deemed Liquidation Event (as defined in the Current Company Articles), (d) approval and adoption of this Agreement and approval of the Transactions, including the Reclassification, Stock Split, Self-Tender Offer, adoption of the Incentive Equity Plan, Merger and issuance of the Price Adjustment Rights in the Reclassification and (e) determination that the Price Adjustment Rights shall be deemed Exempted Securities (as defined in the Current Company Articles).

“Company Shareholders” shall have the meaning set forth in the Recitals hereto.

“Company Shares” shall mean the Company Common Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used and, following the Reclassification, any Company Common Shares.

“Company Stock Plan” shall mean the Company’s Employee Share Option Plan (2007).

“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).

“Company Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Company Transaction Costs” shall mean all fees, costs and expenses incurred by any Group Company prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions including any such amounts which are triggered by or become payable as a result of the Closing; provided that under no circumstances shall any fees, costs or expenses incurred by any Group Company at the request or direction of SPAC or any SPAC Sponsor constitute Company Transaction Costs.

“Company Value” shall mean $9,301,000,000.00.

“Company Voting Agreement Signatories” shall mean those Persons set forth on Schedule I to this Agreement identified as Company Voting Agreement Signatories.

“Company Voting Agreements” shall have the meaning set forth in the Recitals hereto.

“Company Warrants” shall have the meaning set forth in Section 3.2(d)(i).

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated February 11, 2021, by and between SPAC and the Company, as amended and joined from time to time.

“Continental Trust” shall have the meaning set forth in Section 5.12(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Conversion” shall have the meaning set forth in the Recitals hereto.

“Conversion Shares” shall have the meaning set forth in Section 2.1(e).

“COVID-19” shall mean the presence, transmission, threat or fear of a novel coronavirus, including COVID-19 or SARS-CoV-2, or any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any restriction, quarantine, “shelter in place,” “stay at home,” workforce reduction, school closure or in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar requirement of law, order or regulation, directive, guidelines, suggestion or recommendation promulgated, ordered, made or threatened by any industry group, business or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, including the CARES Act.

“Current Company Articles” shall have the meaning set forth in the Recitals hereto.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of December 3, 2020, by and among SPAC, the SPAC Sponsors and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re -export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930; (iii) the Export Administration Act of 1979; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“D&O Indemnification Provisions” shall have the meaning set forth in Section 7.12(a).

“Delaware Secretary of State” shall have the meaning set forth in Section 2.5(a).

“Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, retail margined, financed or leveraged commodity transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, crypto currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” shall have the meaning set forth in Section 2.2(a).

“Effective Time” shall have the meaning set forth in Section 2.5(b).

“Eligible Securities” shall mean (a) all Company Preferred Shares that are issued and outstanding as of the Expiration Time, (b) all Company Common Shares that are issued and outstanding as of the Expiration Time; provided that if any such Company Common Share is a Section 102 Share, then such Section 102 Share shall only qualify as an Eligible Security if, as of the Expiration Time, the Holding Period applicable to such Section 102 Share has expired and (c) all Company Common Shares underlying Company Options that, as of the Expiration Time, are Vested Company Options; provided that if any such Vested Company Option is a Section 102 Option, then such Section 102 Option shall only qualify as an Eligible Security if, as of the Expiration Time, the Holding Period applicable to such Section 102 Option has expired.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect liability.

“Enforcement Exceptions” shall have the meaning set forth in Section 4.4.

“Environmental Laws” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act and Toxic Substances Control Act.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974.

“ERISA Affiliates” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“Exchange Agent” shall have the meaning set forth in Section 3.4(a).

“Excluded Eligible Securities” shall have the meaning set forth in Section 2.1(d)(iii).

“Excluded Event” shall have the meaning set forth in the definition of Company Material Adverse Effect.

“Excluded Shares” shall have the meaning set forth in Section 3.2(b).

“Existing Voting Agreement” shall mean the Fifth Amended and Restated Voting Agreement, by and among the Company and certain Company Shareholders party thereto, dated February 5, 2021, and as amended by the Voting Amendment.

“Expiration Time” shall have the meaning set forth in Section 2.1(d)(iv).

“FCA” shall mean the U.K. Financial Conduct Authority.

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Financing Certificate” shall have the meaning set forth in Section 3.7(a).

“Foreign Plan” shall have the meaning set forth in Section 4.11(j).

“FSMA” shall mean the Financial Services and Markets Act 2000.

“Fully-Diluted Company Share Amount” shall mean, as of immediately following the Reclassification and immediately prior to the consummation of the Stock Split, the total number of issued and outstanding Company Common Shares plus the total number of Company Common Shares underlying any outstanding Company Options. Fully-Diluted Company Share Amount does not include the Conversion Shares or any Company Common Shares issuable in the PIPE Investment, but does include the Accepted Shares.

“Fundamental Representations” shall mean: (a) in the case of the Company and Merger Sub, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence thereof); the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflict; Required Filings and Consents) and Section 4.26 (Brokers); and (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Capitalization); Section 5.3 (Authority Relative to this Agreement); Section 5.4(a)(i) (No Conflict; Required Filings and Consents); Section 5.9 (Business Activities); Section 5.12 (Trust Account); Section 5.20 (Board Approval; Stockholder Vote) and Section 5.23 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, a memorandum and articles of association, certificates of incorporation or formation, bylaws, limited partnership agreements and limited liability company operating agreements.

“Governmental Entity” shall mean, with respect to the United States, Israel, British Virgin Islands or any other foreign or supranational entity: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Governmental Grant” shall mean any grant, incentive, subsidy, award, loan, cost sharing arrangement or reimbursement arrangement provided or made available by or on behalf of or under the authority of the Israeli Innovation Authority, the Investment Center, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity, in each case that would cause any limitation or restriction on the Group Companies' use, sale, license, assignment, lease, transfer or securitization of any Owned Intellectual Property.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned, developed or currently being developed, by or for any of the Group Companies.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“Holding Period” shall mean a period during which Section 102 Options and Section 102 Shares are required by the provisions of Section 102 to be held by the Section 102 Trustee in order to qualify for Tax at the rate set forth in Section 102(b)(2) of the Ordinance.

“IFRS” shall mean the International Financial Reporting Standards.

“Inbound Licenses” shall have the meaning set forth in Section 4.18(a)(ix).

“Incentive Equity Plan” shall have the meaning set forth in Section 7.17.

“Incidental Inbound Licenses” shall mean any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the ordinary course of business that provides any of the Group Companies a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any of the Group Companies to identify another Person as a customer, vendor, supplier or partner of such Group Company; (c) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available; (d) non-exclusive licenses for Software involving consideration in an amount less than $5,000,000; and (e) license to Open Source Software.

“Insurance Policies” shall have the meaning set forth in Section 4.20.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights and copyrightable subject matter, whether registered or unregistered, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works, pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formula, and confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) all moral rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (h) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.

“Intentional Fraud” shall mean, with respect to a Party, actual and intentional common law fraud with respect to the representations or warranties contained in this Agreement.

“Intervening Event” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, in each case, other than any Excluded Event, that (a) individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, (b) if existing as of the date of this Agreement, was not known, or reasonably capable of being known, to SPAC as of the date of this Agreement and (c) becomes known to SPAC after the date of this Agreement.

“Intervening Event Notice” shall have the meaning set forth in Section 7.2(b).

“Investors’ Rights Agreement” shall mean the Third Amended and Restated Investors’ Rights Agreement, dated as of March 21, 2018, among the Company and the investors party thereto, as amended, including by the IRA Amendment.

“IRA Amendment” shall have the meaning set forth in the Recitals.

“Israeli Business Day” shall mean any day other than a Friday, Saturday or other day on which commercial banks in Tel-Aviv, Israel are authorized or required by Legal Requirements to close.

“ITA” shall mean the Israel Tax Authority.

“Key Employee” shall mean the employees set forth in Section 1.1(a) of the Company Disclosure Letter.

“Knowledge” shall mean the actual knowledge as to a specified fact or event, after a reasonable investigation, of: (a) with respect to the Company, the individuals listed on Section 1.1(b) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Section 1.1(b) of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property that any third party Person owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock-Up Agreements” shall have the meaning set forth in the Recitals hereto.

“Material Permits” shall have the meaning set forth in Section 4.6(c).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 3.2(c)(ii).

“Merger Consideration Tax Ruling” shall mean a Tax ruling from the ITA, (a) exempting the Company, Merger Sub and their respective agents from any obligation to withhold Israeli Tax from the Merger Consideration payable or otherwise deliverable pursuant to the Merger or clarifying that no such obligation exists, or (b) instructing the Company, Merger Sub and their respective agents on how such withholding is to be executed.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“NASDAQ” shall have the meaning set forth in Section 5.11.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 5721-1961, as amended, and the rules and regulations promulgated thereunder, including any publications and clarifications issued by the ITA.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Company Equity Securities” shall mean (a) the Company Common Shares outstanding immediately prior to the Effective Time (after giving effect to the Conversion) and (b) the Company Common Shares that, immediately prior to the Effective Time, are issuable upon exercise in full of the Vested Company Options.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“Payee” shall have the meaning set forth in Section 3.8(b).

“Paying Agent” shall have the meaning set forth in Section 3.6(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.6(a).

“Payor” shall have the meaning set forth in Section 3.8(a).

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Per Share Company Value” shall mean the quotient obtained by dividing (a) the Company Value by (b) the Fully-Diluted Company Share Amount.

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.2(c)(i).

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the financial statements in accordance with IFRS or U.S. GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing any indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, non-exclusive licenses entered into in the ordinary course; (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies; and (i) non-disclosure agreements entered into in the ordinary course of business, Incidental Inbound Licenses, and customary employee Intellectual Property agreements.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person or device, whether or not such information is associated with an identifiable individual, including a current, prospective or former investor, end user or employee of any Person, and includes applicable information in any form or media.

“PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“PIPE Investors” shall have the meaning set forth in Section 4.19.

“Pre-PIPE Conversion” shall have the meaning set forth in Section 2.1(e).

“Price Adjustment Right” shall have the meaning set forth in Section 2.1(a)(ii).

“Price Adjustment Right Tax Ruling” shall mean a Tax ruling from the ITA according to which the receipt of Price Adjustment Rights by each Company Shareholder and applicable Company Optionholder and the subsequent receipt of additional Company Common Shares pursuant to such Price Adjustment Rights each shall not constitute taxable events, or setting forth other determinations regarding the Tax treatment of the receipt of Price Adjustment Rights and of additional Company Common Shares pursuant thereto that are acceptable to the Company.

“Prior Preferred Share Purchase Agreements” shall mean all Preferred Share Purchase Agreements entered into by the Company and the respective investors party thereto providing for the sale and issuance by the Company of any Company Preferred Shares.

“Privacy Laws” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, use, storage, processing, safeguarding, security (both technical and physical), destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, General Data Protection Regulation, Regulation 2016/679/EU (GDPR), Israel’s Protection of Privacy Law 5741-1981, the applicable guidelines and policies of the Israeli Database Registrar and the Israeli Privacy Protection Authority, and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Private Placement Warrants” shall have the meaning set forth in Section 5.2(a).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 7.1(a).

“Proxy Statement/Prospectus Clearance Date” shall mean the date on which the Registration Statement is declared effective by the SEC under the Securities Act.

“Proxy Statement/Prospectus Mailing Date” shall have the meaning set forth in Section 7.2(a).

“Public Warrants” shall have the meaning set forth in Section 5.2(a).

“Reclassification” shall have the meaning set forth in the Recitals hereto.

“Reference Date” shall mean January 1, 2019.

“Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.

“Registration Statement” shall have the meaning set forth in Section 7.1(a).

“Regulated Group Company” shall have the meaning set forth in Section 4.6(a).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Remaining Cash Consideration” shall have the meaning set forth in Section 2.1(d)(v).

“Representatives” shall have the meaning set forth in Section 7.10(a).

“Required Financial Statements” shall have the meaning set forth in Section 7.18.

“Required Regulatory Approvals” shall have the meaning set forth in Section 7.4(a).

“Required Regulatory Filings” shall have the meaning set forth in Section 7.4(a).

“ROFR/Co-Sale Agreement” shall mean the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, by and among the Company and the investors party thereto, dated March 21, 2018, as amended, including by the ROFR/Co-Sale Amendment.

“ROFR/Co-Sale Amendment” shall have the meaning set forth in the Recitals.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, any European Union member state or any Persons or entities listed as “Enemy Countries” pursuant to the Israeli Trade with the Enemy Ordinance, 1939 or any similar list maintained by any Governmental Entity in a jurisdiction in which a Group Company operates and which would be applicable to such Group Company; (ii) any Person located, organized, or resident in a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, Israel or any other Governmental Entity that pertains to any of the Group Companies or its business.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.6(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 102” shall mean Section 102 of the Ordinance and any regulations, rules, orders or other legislative item promulgated thereunder as now in effect or as hereafter enacted or amended.

“Section 102 Option” shall mean any option to purchase Company Common Shares that was granted and is subject to Tax pursuant to Section 102(b)(2) of the Ordinance.

“Section 102 Shares” shall mean Company Common Shares that were either (a) issued pursuant to Section 102 and are subject to Tax pursuant to Section 102(b)(2) of the Ordinance or (b) issued upon exercise of Section 102 Options.

“Section 102 Trustee” shall mean the trustee appointed by the Company to hold Section 102 Shares and Section 102 Options pursuant to Section 102.

“Securities Act” shall mean the United States Securities Act of 1933.

“Self-Tender Offer” shall have the meaning set forth in the Recitals hereto.

“Significant Company Subsidiary” shall mean each Company Subsidiary other than those that would not constitute a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Signing Form 8-K” shall have the meaning set forth in Section 7.5(a).

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Board” shall have the meaning set forth in the Recitals hereto.

“SPAC Business Combination” shall have the meaning set forth in Section 7.10(b).

“SPAC Cash” shall mean an amount equal to the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less (i) the Aggregate SPAC Stockholder Redemption Payments Amount and (ii) the aggregate amount owed under the SPAC Working Capital Notes.

“SPAC Change in Recommendation” shall have the meaning set forth in Section 7.2(b).

“SPAC Class A Stock” shall have the meaning set forth in Section 5.2(a).

“SPAC Class B Stock” shall have the meaning set forth in Section 5.2(a).

“SPAC Counsel” shall have the meaning set forth in Section 11.15.

“SPAC Counsel Privileged Communications” shall have the meaning set forth in Section 11.15.

“SPAC Counsel Waiving Parties” shall have the meaning set forth in Section 11.15.

“SPAC Counsel WP Group” shall have the meaning set forth in Section 11.15.

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a).

“SPAC D&O Tail Policy” shall have the meaning set forth in Section 7.12(b).

“SPAC Director” shall have the meaning set forth in Section 7.16.

“SPAC Disclosure Letter” shall have the meaning set forth in the preamble to Article V.

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of SPAC and its Subsidiaries, taken as a whole; or (b) the ability of SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to the foregoing clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, wild fires or other natural or man-made disasters; (iii) epidemics, pandemics (including COVID-19 or any COVID-19 Measures); (iv) changes attributable the public announcement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees, payors or other third-parties related thereto); (v) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by any Governmental Entity after the date of this Agreement; (vi) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events or conditions generally affecting the industries and markets in which SPAC operates; (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect (unless the underlying facts and circumstances are independently excluded under another clause of this proviso)); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of or at the prior written request of the Company or Merger Sub, or (C) taken by, or at the request of, the Company or Merger Sub; provided, further that, if any state of facts, developments, changes, circumstances, occurrences, events or effects described in clause (i), (iii), (v), (vi) or (vii) above disproportionately and adversely impact the business, assets, financial condition or results of operations of the SPAC relative to similarly situated companies in the industries in which SPAC conducts its operations, then such state of facts, developments, changes, circumstances, occurrences, events or effects may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate impact.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.10(a).

“SPAC Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.7(b).

“SPAC Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“SPAC Private Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Stock and one-third of one Private Placement Warrant.

“SPAC Public Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Stock and one-third of one Public Warrant.

“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.

“SPAC Record Date” shall have the meaning set forth in Section 7.2(a).

“SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“SPAC Shares” shall have the meaning set forth in Section 5.2(a).

“SPAC Special Meeting” shall have the meaning set forth in Section 7.2(b).

“SPAC Sponsors” shall mean, collectively, FinTech Investor Holdings V, LLC, a Delaware limited liability company, and FinTech Masala Advisors V, LLC, a Delaware limited liability company.

“SPAC Stockholder Approval” shall mean (i) with respect to the approval of the amendment and restatement of SPAC’s certificate of incorporation in the Merger, the affirmative vote of the majority of the outstanding shares of SPAC Class B Stock, (ii) with respect to the approval and adoption of this Agreement and approval of the Merger, the affirmative vote of the holders of at a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, (iii) with respect to the approval of the material differences between the SPAC’s existing certificate of incorporation and the Company A&R Articles, the affirmative vote of the holders of at a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, and (iv) with respect to the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the proposals set forth in clauses (i) and (ii) of the definition of SPAC Stockholder Matters, the affirmative vote of the holders of a majority of the votes cast by the SPAC Stockholders present in person or represented by proxy at the SPAC Special Meeting.

“SPAC Stockholder Matters” shall mean (i) the approval and adoption of this Agreement and approval of the Merger, (ii) the approval of the amendment and restatement of SPAC’s certificate of incorporation in the Merger, (iii) the approval of the material differences between the SPAC’s existing certificate of incorporation and the Company A&R Articles, and (iv) a proposal for the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals.

“SPAC Stockholder Redemption” shall have the meaning set forth in Section 7.1(a).

“SPAC Stockholders” shall have the meaning set forth in the Recitals hereto.

“SPAC Surrender Documents” shall have the meaning set forth in Section 3.4(d).

“SPAC Transaction Costs” shall mean (a) all fees, costs and expenses incurred or payable by SPAC prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions or the initial public offering of any SPAC Units or SPAC Shares, including any such amounts which are triggered by or become payable as a result of the Closing and (b) all costs, fees and expenses related to the SPAC D&O Tail Policy and any deferred underwriting commissions and placement fees; provided that under no circumstances shall any fees, costs or expenses incurred by SPAC at the request or direction of another Party constitute SPAC Transaction Costs.

“SPAC Units” shall mean, collectively, the SPAC Private Units and the SPAC Public Units.

“SPAC Voting Agreements” shall have the meaning set forth in the Recitals hereto.

“SPAC Warrants” shall have the meaning set forth in Section 5.2(a).

“SPAC Working Capital Notes” shall mean any promissory notes in an aggregate original principal amount of up to $1,500,000 that are issued by SPAC to the SPAC Sponsor to the extent permitted by this Agreement to meet the working capital needs of SPAC.

“Specified Filing” shall have the meaning set forth in Section 7.4(b).

“Specified Governmental Approval” shall have the meaning set forth in Section 7.4(b).

“Specified Number of Shares” shall have the meaning set forth in Section 2.1(d)(vi).

“Specified Preferred Shares” shall mean the Class C Preferred Shares, Class C-2 Preferred Shares, Class D Preferred Shares and Class E Preferred Shares.

“Split Factor” shall mean the quotient obtained by dividing (a) the Per Share Company Value by (b) $10.00.

“Sponsor Agreement” shall have the meaning set forth in the Recitals hereto.

“Sponsor Commitment” shall have the meaning set forth in the Recitals hereto.

“Sponsor Commitment Letter” shall have the meaning set forth in the Recitals hereto.

“Sponsor Forfeiture” shall have the meaning set forth in the Recitals.

“Sponsor Shares” shall mean the shares of SPAC Class A Stock held by any SPAC Sponsor immediately prior to the Effective Time and the shares of SPAC Class B Stock held by any SPAC Sponsor immediately prior to the Effective Time, but after giving effect to the Sponsor Forfeiture.

“Stock Split” shall have the meaning set forth in the Recitals hereto.

“Subscription Agreements” shall have the meaning set forth in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Superior Proposal” shall have the meaning set forth in Section 7.10(f)(ii).

“Superior Proposal Notice” shall have the meaning set forth in Section 7.10(e).

“Superior Proposal Notice Period” shall have the meaning set forth in Section 7.10(e).

“Surviving Company” shall have the meaning set forth in Section 2.2(a).

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and non-U.S. taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts and (b) any liability in respect of any items described in clause (a) above payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a)(or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any income and other material return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Tender Offer Conditions” shall have the meaning set forth in Section 2.1(d)(vii).

“Tender Offer Fund” shall have the meaning set forth in Section 3.6(b).

“Tender Offer Share Price” shall mean a price per Eligible Security equal to (a) with respect to each Eligible Security that is an issued and outstanding Company Common Share or Company Preferred Share, the product of (i) $10.00 and (ii) the Split Factor and (b) with respect to each Eligible Security that is a Company Common Share underlying a Vested Company Option, an amount equal to (i) the product of (A) $10.00 and (B) the Split Factor minus (ii) the applicable exercise price with respect to such Vested Company Option, in the case of each of the foregoing clauses (a) and (b), rounding such price per Eligible Security down to the nearest whole cent.

“Tender Offer Tax Ruling” shall mean a Tax ruling from the ITA according to which the Self-Tender Offer with respect to each Accepted Share shall be taxed under the Ordinance as a sale by the holder of the Accepted Shares and shall not result in any Tax liability for the Company.

“Tendered Shares” shall have the meaning set forth in Section 2.1(d)(v).

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, Sponsor Agreement, the Subscription Agreements, the Sponsor Commitment Letter, the Voting Agreements, the Confidentiality Agreement, the Company A&R Articles, the Lock-Up Agreements and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the issuance of the Price Adjustment Rights in the Reclassification, Capital Restructuring, PIPE Investment, the Self-Tender Offer and the Merger.

“Transfer Taxes” shall have the meaning set forth in Section 7.13(a).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” shall have the meaning set forth in Section 5.12(a).

“Trust Agreement” shall have the meaning set forth in Section 5.12(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.7.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Unit Separation” shall have the meaning set forth in Section 3.2(a).

“Unvested Company Option” shall have the meaning set forth in Section 2.1(b)(ii).

“U.S. Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“U.S. GAAP” shall mean the United States generally accepted accounting principles.

“Valid Certificate” shall mean a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Paying Agent: (a) exempting any payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

“Vested Company Options” shall have the meaning set forth in Section 2.1(b)(ii).

“Voting Agreement Signatories” shall mean, collectively, the Company Voting Agreement Signatories and the SPAC Sponsors, as applicable.

“Voting Agreements” shall mean the SPAC Voting Agreements and the Company Voting Agreements.

“Voting Amendment” shall have the meaning set forth in the Recitals.

“WARN Act” shall have the meaning set forth in Section 4.12(h).

“Warrant Agreement” shall mean the Warrant Agreement, dated as of December 3, 2020, between Continental Trust and SPAC.

“Willful Breach” shall mean a Party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

“Withholding Drop Date” shall have the meaning set forth in Section 3.8(b).

Article II

PRE-CLOSING TRANSACTIONS AND MERGER

2.1. Pre-Closing Transactions.

(a) Conversion and Reclassification.

(i) Subject to the receipt of the Company Shareholder Approval, on the Closing Date, immediately prior to the Reclassification, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into a number of Company Common Shares determined in accordance with, and based on the applicable conversion ratio set forth in, the Current Company Articles. Following the Conversion, each of the Company Preferred Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities.

(ii) Subject to the receipt of the Company Shareholder Approval (but without any further action on the part of any holder of any Company Common Shares or any Company Optionholder), immediately following the Conversion and prior to the Stock Split, each outstanding Company Common Share, and each Company Common Share underlying Vested Company Options, will be reclassified in the Reclassification into (A) one Company Common Share and (B) a number of Price Adjustment Rights determined as the product of (1) the aggregate number of Price Adjustment Rights and (2) a fraction, the numerator of which is one, and the denominator of which is the aggregate number of Company Common Shares outstanding plus Company Common Shares underlying Vested Company Options outstanding, in each case immediately prior to the Reclassification; provided that the Company may adjust the terms of the Reclassification and the allocation of the Price Adjustment Rights (only with the prior written consent of SPAC if such adjustment involves any increase in the aggregate number of, or vesting of, Price Adjustment Rights) as may be necessary to address any feedback from the ITA with respect to the Specified Filing (as defined below) applicable to the Price Adjustment Right Tax Ruling or any other Legal Requirement. Following the Reclassification, each of the Company Common Shares that is reclassified into a Company Common Share and the right to receive the applicable portion of the Price Adjustment Rights shall no longer be outstanding and shall automatically be canceled and shall cease to exist. As used herein, “Price Adjustment Rights” shall mean rights to receive, without any further action required by the holders of such rights, in the aggregate up to an additional 40,000,000 Company Common Shares on the terms described in Exhibit J.

(iii) The Parties intend that the Price Adjustment Rights will be treated as an adjustment to the Company Value at the Effective Time by adjusting the number of Company Shares held (including Company Common Shares issuable upon exercise of the Price Adjustment Rights) by the Persons who, as of the Effective Time, were Company Shareholders or holders of Vested Company Options.

(b) Stock Split.

(i) Immediately following the consummation of the Reclassification and prior to the consummation of the PIPE Investment, the Company shall effect the Stock Split under which each Company Common Share that is issued and outstanding as of such time shall be split into a number of Company Common Shares determined by multiplying each such Company Common Share by the Split Factor.

(ii) Any Company Common Shares underlying the vested Company Options (a “Vested Company Option”) and any Company Common Shares underlying any unvested Company Options (an “Unvested Company Option”), in each case, as well as the applicable exercise price of each such Vested Company Option and Unvested Company Option, shall be equitably adjusted to give effect to the Stock Split. For purposes of this Agreement, the term (A) “Company Option” shall mean each outstanding and unexercised option to purchase Company Common Shares issued pursuant to the Company Stock Plan from the Company, whether or not then vested or fully exercisable and (B) “Company Optionholder” shall mean any holder of any Company Options.

(iii) Following the completion of the Stock Split, the Company shall promptly update its books and records to account for any Company Common Shares issued pursuant to the Capital Restructuring and the Company Common Shares issuable upon exercise of any Company Options.

(c) PIPE Investment. Immediately following the completion of the Stock Split, the Company will consummate the PIPE Investment.

(d) Self-Tender Offer. The Company may, at any time prior to the second (2nd) Israeli Business Day following the Proxy Statement/Prospectus Clearance Date, commence the Self-Tender Offer in accordance with this Section 2.1(d), Rule 14e-1 under the Exchange Act and other applicable Legal Requirements. In determining whether or not to commence the Self-Tender Offer, the Company will be entitled to consider, among other things, whether it has been able to obtain from the ITA a Tender Offer Tax Ruling on terms that are satisfactory to the Company. The Company expressly reserves the right in its sole and absolute discretion to establish eligibility requirements for determining which Company Shareholders and which holders of Vested Company Options, if any, will be entitled to participate in the Self-Tender Offer and the number of Eligible Securities that each such Company Shareholder will be entitled to tender in the Self-Tender Offer. The Self-Tender Offer will not be conditioned upon any minimum number of Eligible Securities being tendered in the Self-Tender Offer. The Company shall provide SPAC with a reasonable opportunity to review and comment on the offer to purchase and related documents with respect to the Self-Tender Offer prior to the filing or distribution of such documents and shall consider such comments in good faith.

(i) The consideration payable by the Company in the Self-Tender Offer will be the portion of the PIPE Investment, as determined by the Company in its discretion, which will be payable to the Paying Agent in accordance with the Subscription Agreements (such consideration, the “Aggregate Tender Offer Consideration”); provided that in no event shall such Aggregate Tender Offer Consideration exceed the Cash Consideration; provided, further that in no event will any proceeds of the Trust Account be considered Cash Consideration or used to repurchase any shares in the Self-Tender Offer.

(ii) The Company expressly reserves the right to (A) waive any Tender Offer Condition (as defined below) (to the extent permitted under applicable Legal Requirements) or (B) modify the terms of the Self-Tender Offer; provided that the Company shall not, without the prior written consent of SPAC, (1) increase the Aggregate Tender Offer Consideration or, following the time at which the Company commences the Self-Tender Offer, decrease the portion of the Cash Consideration that will be available in the Self-Tender Offer, (2) add to the Tender Offer Conditions, (3) except as otherwise permitted in this Section 2.1(d), extend the Expiration Time, or (4) change the form of consideration payable in the Self-Tender Offer. Notwithstanding the foregoing, in the event this Agreement is terminated in accordance with its terms prior to the closing of the Self-Tender Offer, the Company will as promptly as reasonably practicable terminate and withdraw the Self-Tender Offer and return or cause to be returned any Eligible Securities that have been tendered and not withdrawn prior to such time.

(iii) The Company reserves the right, in its sole and absolute discretion, to exclude from the Self-Tender Offer any holder of any Eligible Securities or reject any Eligible Securities, whether or not properly tendered by any holder of Eligible Securities and not properly withdrawn prior to the Expiration Time, in each case, if the Company determines in its reasonable discretion that purchasing such Eligible Securities from such holder would be prohibited under applicable Legal Requirements (including any “accredited investor” or other similar investor status requirements under applicable securities laws) (any such Eligible Securities, the “Excluded Eligible Securities”).

(iv) The initial expiration time of the Self-Tender Offer shall be prior to the occurrence of the Conversion and no earlier than 12:01 a.m. New York City time on the date that is twenty (20) U.S. Business Days after the date on which the Self-Tender Offer was first published or sent to Company Shareholders (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) (the initial “Expiration Time” and any expiration time and date established pursuant to an extension of the Self-Tender Offer in accordance with this Agreement, also an “Expiration Time”). Notwithstanding anything to the contrary set forth in this Agreement, if (A) any of the Tender Offer Conditions is not satisfied or waived on any scheduled Expiration Time or (B) required by applicable Legal Requirement, the Company may extend the Self-Tender Offer to an Expiration Time reasonably selected by the Company in accordance with Rule 14e-1 under the Exchange Act; provided that the Expiration Time shall always be prior to the occurrence of the Conversion and may not be extended beyond the Outside Date without SPAC’s prior written consent.

(v) Except as otherwise provided in Section 2.1(d)(iii), promptly after the Expiration Time, but, in any event, following the consummation of the PIPE Investment, (A) the Company will accept each Accepted Share (as defined below) for payment in accordance with this Agreement and the terms set forth in the offer to purchase and related letter of transmittal and other ancillary documents and instruments pursuant to which the Self-Tender Offer will be made (including a Lock-Up Agreement that each Company Shareholder will be required to execute and deliver as a condition to properly tendering any Company Shares held by such Company Shareholder and that will apply to any Company Shares that are held by such Company Shareholder immediately prior to the Effective Time) and (B) direct the Paying Agent (as defined below) to pay each holder of Accepted Shares (or, in the case of holders of Section 102 Shares, the Section 102 Trustee) an amount equal to the product of the Accepted Shares held by such holder and the applicable Tender Offer Share Price (the portion of the Cash Consideration that remains available after accounting for the payment that is required to be made under this clause (B), the “Remaining Cash Consideration”). As used herein, the term (1) “Tendered Share” shall mean any Eligible Security (other than Excluded Eligible Securities) that, as of the Expiration Time, was properly tendered and not properly withdrawn and (2) “Accepted Shares” shall mean the Tendered Shares, as adjusted to account for the proration mechanics in accordance with Section 2.1(d)(vi).

(vi) In no event shall the Company be required or permitted to accept for payment any Tendered Shares in that would result in the Company paying as consideration in the Self-Tender Offer an amount that exceeds the Aggregate Tender Offer Consideration (such maximum number of Tendered Shares, the “Specified Number of Shares”). In furtherance of the foregoing, if the number of Tendered Shares exceeds the Specified Number of Shares, then each of the tendering Company Shareholders and tendering Company Optionholders shall have their respective number of Tendered Shares proportionally prorated down to the nearest whole number such that the aggregate number of Accepted Shares is equal to the Specified Number of Shares.

(vii) Tender Offer Conditions. The following shall be conditions to the closing of the Self-Tender Offer (the “Tender Offer Conditions”):

(1) the proceeds from the PIPE Investment available to the Company to consummate the Self-Tender Offer shall be no less than the Cash Consideration;

(2) all of the conditions set forth in Article VIII shall have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition) or, to the extent permitted under applicable Legal Requirement, waived; and

(3) no provision of any applicable Legal Requirement shall restrain, enjoin or otherwise prohibit the consummation of the Self-Tender Offer.

(e) Pre-PIPE Conversion. Concurrently with the consummation of the PIPE Investment, the outstanding Total Investment Amount (as defined in the Advance Investment Agreement) shall be automatically converted into Company Common Shares pursuant to the terms and subject to the conditions set forth in the Advance Investment Agreement (the “Pre-PIPE Conversion” and such Company Common Shares, the “Conversion Shares”).

2.2. Merger.

(a) At the Effective Time, Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), whereupon the separate corporate existence of Merger Sub will cease and SPAC will continue its existence under DGCL as the surviving corporation (the “Surviving Company”). As a result of the Merger, the Surviving Company will become a wholly-owned subsidiary of the Company.

(b) From and after the Effective Time, the Surviving Company will possess all the rights, powers, privileges and franchises, and will be subject to all of the obligations, liabilities and duties, of SPAC and Merger Sub, as provided under the DGCL.

2.3. Closing. Unless this Agreement has been terminated and the Transactions have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the consummation of the Merger (the “Closing”) will occur by electronic exchange of documents contemplated by this Agreement to be executed and delivered at the Closing at (a) a time and date to be specified in writing by the Parties which will be no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition) or (b) such other time, date and place as SPAC and Company may mutually agree in writing; provided that, if, as permitted by Section 2.1(d), the Company commences the Self-Tender Offer, then, unless the Company withdraws the Self-Tender Offer as a result of any Tender Offer Condition not being satisfied as of the Expiration Time, the Closing shall not occur prior to the Expiration Time. The date on which the Closing actually takes place is referred to as the “Closing Date”.

2.4. Closing Deliverables.

(a) At the Closing, SPAC shall:

(i) make any payments required to be made by SPAC or on SPAC’s behalf in connection with the SPAC Stockholder Redemptions pursuant to Section 7.11;

(ii) pay, or cause to be paid, all SPAC Transaction Costs to the applicable payees, to the extent not paid prior to the Closing; and

(iii) deliver to the Company an executed resignation from each director and officer of SPAC listed on Section 2.4(a)(iii) of the SPAC Disclosure Letter.

(b) At the Closing, the Company shall deliver to SPAC a copy of the Company A&R Articles as filed with the Registry of Corporate Affairs of the British Virgin Islands.

2.5. Certificate of Merger; Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties will cause the Merger to be consummated, and the Surviving Company shall execute and file a Certificate of Merger in accordance with the relevant provisions of the DGCL, in substantially the form of Exhibit K attached hereto (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.

(b) The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

2.6. Effect of Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights and privileges of each of Merger Sub and SPAC shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of each of Merger Sub and SPAC shall become debts, liabilities, obligations and duties of the Surviving Company.

2.7. Certificate of Incorporation of the Surviving Company. At the Effective Time, the certificate of incorporation of SPAC shall be amended and restated in the form attached hereto as Exhibit L and thereafter shall be the certificate of incorporation of the Surviving Company until subsequently amended in accordance with applicable Legal Requirements.

2.8. Bylaws of the Surviving Company. At the Effective Time, bylaws of SPAC shall be amended and restated to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and thereafter shall be the bylaws of the Surviving Company until subsequently amended in accordance with applicable Legal Requirements.

2.9. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of the Surviving Company, the directors and officers of the Surviving Company shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

2.10. Tax Free Recapitalization Matters. The Parties intend that, for U.S. federal income tax purposes, the Capital Restructuring will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations. The Capital Restructuring shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

2.11. Tax Treatment of the Merger. The Parties hereto intend that the Merger qualifies for the Intended Tax Treatment. To the extent applicable, the Parties will prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in Applicable Legal Requirements (taking into account any settlement in the following proviso); provided, for the avoidance of doubt, nothing in this Section 2.11 shall prevent any Party or any of their respective Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment. Each Party agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

Article III

EFFECT OF MERGER ON EQUITY SECURITIES

3.1. Conversion of Merger Sub Stock. At the Effective Time, each outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Company, which shall constitute the only outstanding capital stock of the Surviving Company.

3.2. Effect on SPAC Shares and SPAC Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of SPAC or any holders of SPAC Shares:

(a) SPAC Units. Except as otherwise provided in the Sponsor Agreement, the shares of SPAC Class A Stock and the Public Warrants comprising each issued and outstanding SPAC Public Unit immediately prior to the Effective Time and the shares of SPAC Class A Stock and the Private Placement Warrants comprising each issued and outstanding SPAC Private Unit immediately prior to the Effective Time, in each case, shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one share of SPAC Class A Stock and one-third of one Public Warrant or Private Placement Warrant, as applicable; provided that no fractional Public Warrants or Private Placement Warrants, as applicable will be issued in connection with the Unit Separation such that if a holder of SPAC Public Units would be entitled to receive a fractional Public Warrant or SPAC Private Units would be entitled to receive a fractional Private Placement Warrant upon the Unit Separation, then the number of Public Warrants or Private Placement Warrants, as applicable, to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Public Warrants or Private Placement Warrants, as applicable.

(b) Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC, Merger Sub, the Company or any of their respective Subsidiaries immediately prior to the Effective Time (“Excluded Shares”) shall automatically be canceled, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(c) Treatment of SPAC Shares.

(i) After giving effect to the Sponsor Forfeiture, each outstanding share of SPAC Class B Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one Company Common Share (but not any Price Adjustment Rights) (the “Per Share Merger Consideration”).

(ii) Each share of SPAC Class A Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration. The aggregate number of Company Common Shares into which shares of SPAC Class A Stock and shares of SPAC Class B Stock are converted into pursuant to this Section 3.2(c) is referred to herein as the “Merger Consideration”.

(iii) All of the shares of SPAC Class A Stock and SPAC Class B Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall cease to exist, and each holder of any shares of SPAC Class A Stock or SPAC Class B Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable portion of the Merger Consideration into which such shares of SPAC Class A Stock and SPAC Class B Stock shall have been converted.

(d) Treatment of SPAC Warrants.

(i) Each Public Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be converted into and become a warrant to purchase Company Common Shares (but not the right to receive or purchase any Price Adjustment Rights) (“Company Warrants”), and the Company shall assume each such Public Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under Public Warrants assumed by the Company shall thereupon be converted into rights with respect to the Company Warrants. Accordingly, from and after the Effective Time: (A) each Company Warrant assumed by the Company may be exercised solely for Company Common Shares; (B) the number of Company Common Shares subject to each Company Warrant assumed by the Company shall be the same number of SPAC Shares that were subject to such Public Warrant immediately prior to the Effective Time; (C) the exercise price for the Company Common Shares issuable upon exercise of each Company Warrant shall be the same as the applicable exercise price in effect immediately prior to the Effective Time; and (D) any restriction on the exercise of any Public Warrant assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Public Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Public Warrant, such Public Warrant assumed by the Company in accordance with this Section 3.2(d)(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Common Shares subsequent to the Effective Time.

(ii) Notwithstanding anything in this Agreement, in accordance with the Sponsor Agreement, effective upon the Closing, any and all Private Placement Warrants held by the SPAC Sponsors and outstanding as of the date hereof will be cancelled and forfeited, and shall cease to exist, effective upon the Closing, and no consideration shall be delivered in exchange therefor.

3.3. No Dissenters’ Rights. No dissenters’ rights will be applicable with respect to the Transactions.

3.4. Exchange Procedures.

(a) Prior to the Effective Time, the Company shall engage, as an exchange agent, a Person selected by the Company and reasonably acceptable to SPAC (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent for the purpose of (i) exchanging each SPAC Share that is issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption and excluding the Excluded Shares and all SPAC Shares being forfeited pursuant to the Sponsor Agreement) for the Per Share Merger Consideration issuable in respect of such SPAC Shares pursuant to Section 3.2(c)(ii) (subject to any required Tax withholding as provided under Section 3.8) and on the terms and subject to the other conditions set forth in this Agreement and (ii) exchanging each Public Warrant that is issued and outstanding immediately prior to the Effective Time for the Company Warrants issuable in respect of such Public Warrants pursuant to Section 3.2(d)(i) and on the terms and subject to the other conditions set forth in this Agreement.

(b) At the Closing, the Company and SPAC shall, and shall use reasonable best efforts to cause Continental Trust to, enter into an assignment and assumption agreement in customary form and substance reasonably acceptable to the Company, SPAC and Continental Trust, pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement as of the Effective Time to reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.2(d).

(c) At the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of SPAC Shares that are entitled to receive any portion of the Merger Consideration or Company Warrants in accordance with the terms of this Agreement and for exchange through the Exchange Agent, (i) evidence of Company Common Shares in book-entry form representing the Per Share Merger Consideration issuable pursuant to Section 3.2(c)(ii) in exchange for the applicable SPAC Shares and (ii) evidence of Company Warrants in book-entry form representing the Company Warrants issuable pursuant to Section 3.2(d) in exchange for the applicable SPAC Warrants.

(d) If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any holder of SPAC Shares (other than any Excluded Shares) deliver a letter of transmittal to the Exchange Agent, then (i) as promptly as practicable after the Effective Time (or prior thereto if, and to the extent, reasonably practicable and reasonably agreed between the Company and SPAC, such agreement not to be unreasonably withheld), the Company shall direct the Exchange Agent to mail to such holder of SPAC Shares that is issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption and excluding the Excluded Shares and all SPAC Shares being forfeited pursuant to the Sponsor Agreement) that have been converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration pursuant to Section 3.2(c)(ii) a letter of transmittal (which shall in the event the Merger Consideration Tax Ruling is not obtained prior to Closing, also require each holder of SPAC Shares to indicate whether it is an Israeli tax resident (which with respect to any holder of 5% or more of the SPAC Shares shall include additional affirmative declarations with respect to absence of an Israeli tax nexus with such 5% or greater holder in form reasonably requested by the Company (the “Additional Required Declarations”))), and shall specify that delivery of such SPAC Shares shall be effected, and risk of loss and title to such SPAC Shares shall pass, only upon proper delivery of (A) a duly completed letter of transmittal and (B) such other applicable surrender documentation referenced in such letter of transmittal as reasonably required by the Exchange Agent ((A)-(B), the “SPAC Surrender Documents”) to the Exchange Agent) and instructions for use in effecting the surrender of the SPAC Shares in exchange for the applicable portion of the Merger Consideration set forth in Section 3.2(c)(ii), (ii) from and after the Effective Time, such holder of any SPAC Shares that have been converted into the right to receive a portion of the Merger Consideration shall be entitled to receive such portion of the Merger Consideration only upon delivery to the Exchange Agent of all properly completed SPAC Surrender Documents, duly executed by such holder, at which point such holder shall be entitled to receive the applicable portion of the Merger Consideration in book-entry form or, at such holder’s option, certificates representing such portion of the Merger Consideration. In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Company and SPAC will work together reasonably and in good faith to to cause any such residency notices, and any such Additional Required Declarations, if any, to be delivered by the Exchange Agent (or another Person on its behalf) to each holder of SPAC Shares and SPAC Warrants as promptly as possible after the Effective Time (or after the effectiveness of the Proxy Statement/Prospectus and prior to the Effective Time if, and to the extent, reasonably practicable). In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Parties may by mutual agreement vary or waive any or all requirements described above which are applicable to such circumstances.

(e) If the Per Share Merger Consideration is to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Share is registered, it shall be a condition to the issuance of the Per Share Merger Consideration to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.

(f) If the Company Warrants to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Warrant is registered, it shall be a condition to the issuance of the Company Warrants to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Merger Consideration or the Company Warrants to be issued pursuant to this Agreement (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.4, each SPAC Share that has been converted into the right to receive a portion of the Merger Consideration shall solely represent the right to receive the Per Share Merger Consideration, and each SPAC Warrant that has been converted into the right to receive a Company Warrant shall solely represent the right to receive the applicable Company Warrant.

(h) At the Effective Time, the stock transfer books of SPAC shall be closed and there shall be no transfers of SPAC Shares or SPAC Warrants that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Merger Consideration that remains unclaimed by the applicable SPAC Stockholders twelve (12) months following the Closing Date shall be delivered to the Company or as otherwise instructed by the Company, and any SPAC Stockholder who has not exchanged his, her or its SPAC Shares or SPAC Warrants, as applicable, for the Per Share Merger Consideration or the Company Warrants, as applicable, in accordance with this Section 3.4 prior to that time shall thereafter look only to the Company for the issuance of the Per Share Merger Consideration or the Company Warrants, as applicable, without any interest thereon. None of the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar law. Any portion of the Merger Consideration remaining unclaimed by the applicable SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Legal Requirement, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(j) All Company Common Shares or Company Warrants delivered upon the exchange of SPAC Shares and SPAC Warrants, as applicable, in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares or SPAC Warrants, as applicable. From and after the Effective Time, holders of SPAC Shares and SPAC Warrants shall cease to have any rights as SPAC Stockholder, except as provided in this Agreement or by applicable Legal Requirements.

3.5. Certain Adjustments.

(a) The number of Company Common Shares that each Person is entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Common Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Shares occurring on or after the date hereof and prior to the Closing, in each case, other than issuance of the Price Adjustment Rights in the Reclassification, the Capital Restructuring and the Pre-PIPE Conversion.

(b) The number of Company Common Shares that each Person is entitled to receive as a result of the Stock Split, as well as the number of Company Common Shares underlying any Vested Company Option and the number of Company Common Shares underlying and Unvested Company Option and the number of Company Common Shares underlying the Price Adjustment Rights, shall be equitably adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into SPAC Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.

3.6. Tender Offer Paying Agent.

(a) The Company shall be entitled to appoint a Person authorized to act as paying and information agent in connection with the Self-Tender Offer, which Person shall be selected by the Company and reasonably acceptable to SPAC (the “Paying Agent”), and enter into a paying and information agent agreement with the Paying Agent in form and substance reasonably acceptable to SPAC (the “Paying Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement (including Section 2.1(d)), each Accepted Share for cash in accordance with Section 2.1(d). The Paying Agent Agreement shall (i) state that the Paying Agent agrees to serve as the paying agent with respect to the Accepted Shares for Israeli withholding tax purposes, and (ii) include an undertaking by the Paying Agent to accurately, timely and fully comply with all applicable requirements of Section 6.2.4.3 of Israeli Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be Transferred to the Seller at Future Dates).

(b) If the Self-Tender Offer is being consummated then, at or immediately following the Effective Time, (i) the Company shall direct the PIPE Investors to, pursuant to the Subscription Agreements, deposit with the Paying Agent for the benefit of the holders of Accepted Shares an amount equal to the product of (A) the aggregate number of Accepted Shares and (B) the applicable Tender Offer Share Price (such cash being hereinafter referred to as the “Tender Offer Fund”) and (ii) the remaining proceeds of the PIPE Investment shall be paid to the Company pursuant to the Subscription Agreements. The Tender Offer Fund shall not be used for any purpose other than payment to the holders of Accepted Shares of the applicable portion of the Tender Offer Fund. The Paying Agent shall invest the Tender Offer Fund as directed by the Company. Any interest and other income resulting from such investments shall become a part of the Tender Offer Fund, and any amounts in excess of the amounts payable under Section 2.1(d) shall be promptly returned to the Company. No loss incurred with respect to such investments will decrease the amounts payable as consideration for such Accepted Shares pursuant to this Agreement.  In the event that there is any Remaining Cash Consideration, the Company shall be entitled to retain such Remaining Cash Consideration.

(c) Any portion of the Tender Offer Fund (including the proceeds of any investments of the Tender Offer Fund) that remains unclaimed by the Company Shareholder who, as of the Expiration Time, properly tendered and did not properly withdraw any Eligible Securities as of one year after the Effective Time shall be delivered to the Company. Any holder of Accepted Shares who has not theretofore complied with the applicable provisions of this Article III shall thereafter look only to the Company for payment of the applicable Tender Offer Share Price (after giving effect to any required Tax withholdings) for each Accepted Share properly tendered and not properly withdrawn by such Company Shareholder prior to the Expiration Time without any interest thereon.

3.7. Financing Certificate and Closing Calculations.

(a) Not later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “Financing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Stockholder Redemptions; (ii) the estimated amount of SPAC Cash and SPAC Transaction Costs as of the Closing; and (iii) the number of shares of SPAC Class A Stock to be outstanding as of the Closing after giving effect to the SPAC Stockholder Redemptions. The Company shall be entitled to rely in all respects on the Financing Certificate. If the Company in good faith disagrees with any portion of the Financing Certificate, then the Company may deliver a notice of such disagreement to SPAC until and including the first (1st) Business Day prior to the Closing Date (the “Company Pre-Closing Notice of Disagreement”).

(b) Not later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written notice setting forth: (i) the Company’s good faith estimate of the amount of the Company Transaction Costs, (ii) the Aggregate Tender Offer Consideration, and (iii) the number of Company Common Shares that will be issued and outstanding immediately following the Reclassification and the Stock Split (such written notice of (i) and (ii), together, the “Company Closing Statement”). If SPAC in good faith disagrees with any portion of the Company Closing Statement, then SPAC may deliver a notice of such disagreement to the Company until and including the first (1st) Business Day prior to the Closing Date (the “SPAC Pre-Closing Notice of Disagreement”).

(c) The Company and SPAC shall seek in good faith to resolve any differences they have with respect to the matters specified in the Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable. If Company and SPAC fail to agree upon the Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable by 12:00 p.m. Eastern Time one (1) Business Day prior to the Closing Date, then, subject to the satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of the conditions set forth in Article VIII, the Closing shall proceed on the date and at the time contemplated by Section 2.3.

3.8. Withholding Taxes.

(a) Notwithstanding anything in this Agreement to the contrary, the Company, Merger Sub, their respective Affiliates, the Section 102 Trustee, the Exchange Agent and the Paying Agent and any other Person making a payment under this Agreement (each, a “Payor”), shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. Each Party shall expend commercially reasonable efforts to (i) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (ii) eliminate or minimize the amount of any such Tax deductions and withholdings. If any such withholding is so required in connection with any such payments, the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be deducted and withheld no later than five (5) days prior to such payment. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that the Payor provides to such Person evidence that such amounts have been paid to the applicable Tax authority or other Governmental Entity.

(b) Notwithstanding anything to the contrary in this Agreement, the Company and Merger Sub shall, and shall cause their respective controlled Affiliates and direct their respective other Affiliates to, act in accordance with the provisions of any tax ruling obtained from the ITA in accordance with the provisions of this Agreement, including the Merger Consideration Tax Ruling and the Tender Offer Tax Ruling. If, as of the Closing, the Merger Consideration Tax Ruling has not been obtained, then:

(i) the Merger Consideration payable to any holder of SPAC Shares or SPAC Warrants (each, a “Payee”) shall be retained by the Exchange Agent for the benefit of each such Payee until the first to occur of (x) (A) the date that such Payee delivers to the Exchange Agent a valid notice indicating that it is not an Israeli Tax Resident or, (B) if such notice indicates that such holder is an Israeli Tax resident, upon delivery of a Valid Certificate, or (C) with respect to a 5% or greater holder of SPAC Shares, upon delivery of the Additional Required Declarations or a Valid Certificate, in each case as contemplated by Section 3.4(d) and to the extent applicable to such Payee (and if a Payee has delivered such documentation prior to the Effective Time, then delivery of such documentation shall be deemed to have been made as of the Effective Time), and (y) the date that is 180 days from the Closing Date (the “Withholding Drop Date”),

(ii) no Payor shall make any payments to a Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement to such Payee until such time as either the applicable documentation has been delivered pursuant to the immediately preceding clause (i)(x) or the occurrence of the Withholding Drop Date (and if a Payee indicates that it is an Israeli Tax residentor a 5% or greater holder of SPAC Shares that does not deliver the Additional Required Declarations, and timely delivers a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the payment that is not withheld shall be transferred to such Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any)); and

(iii) if any Payee that confirmed that it is an Israeli tax resident in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.8(b)(i) or that holds at least five percent (5%) of the share capital of the SPAC immediately prior to Closing fails to make the Additional Required Declarations or fails to provide the Payor with a Valid Certificate at least three (3) Israeli Business Days prior to the Withholding Drop Date, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Legal Requirement.

(c) If a Payee confirms that it is an Israeli tax resident in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.8(b)(i)(x), or holds at least five percent (5%) of the share capital of the SPAC immediately prior to Closing and has failed to provide the Exchange Agent with the Additional Required Declarations, the Payee shall provide to the Exchange Agent an amount in cash sufficient to satisfy such Israeli Taxes prior to the Withholding Drop Date. If such Payee does not timely make the Additional Required Declarations or timely deliver a Valid Certificate, or fails to provide the Exchange Agent with the full amount in cash necessary to satisfy such Israeli Taxes in accordance with the immediately preceding sentence at least three (3) Israeli Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell in the public market at then prevailing share prices such portion of the Payee’s retained Company Shares and Company Warrants (together “Company Securities”) as may be necessary to satisfy the full amount due with regards to such Israeli Taxes, and shall pay over, from the proceeds of such sale, the amount of applicable withholding taxes required to be paid to the applicable Israeli Tax authorities, and shall deliver the balance of the Merger Consideration to the applicable Payee. For the avoidance of doubt, any such sale by the Exchange Agent when permitted hereby shall not constitute a violation or breach of or default under this Agreement or any Ancillary Agreement that might otherwise restrict such sale.

(d) Each Payee hereby waives, releases and absolutely and forever discharges the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Company Securities, otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.8. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Company Securities required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Company Securities otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Company Securities otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

(e) The Parties will work together reasonably and in good faith to implement the foregoing requirements of this Section 3.8, and may by mutual agreement vary or waive such requirements (subject to compliance with the Merger Consideration Tax Ruling, if obtained).

3.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of SPAC, Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company and Merger Sub to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub hereby represent and warrant to SPAC as follows:

4.1. Organization and Qualification.

(a) The Company (i) is a company duly formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the British Virgin Islands and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of clause (ii) above, as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Company, as currently in effect, have been made available to SPAC. The Company is not in violation of any of the provisions of its Governing Documents in any material respect. Nothing in this Section 4.1(a) shall be deemed to constitute a representation or warranty with respect to any Material Permit (as defined below), which are exclusively addressed by Section 4.6(c).

(b) Merger Sub (i) is a company duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Merger Sub is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  Complete and correct copies of the Governing Documents of Merger Sub, as currently in effect, have been made available to SPAC. Merger Sub is not in violation of any of the provisions of its Governing Documents.

4.2. Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens).  Except for the Company Subsidiaries and as set forth in Section 4.2(a) of the Company Disclosure Letter, as of the date of this Agreement, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and is not party to any Contract to purchase any such interest (other than this Agreement) or to make any future investment in or capital contribution to any other entity. The Company may update Section 4.2(a) of the Company Disclosure Letter at any time prior to the Closing to reflect any changes thereto that result from actions taken after the execution of this Agreement to the extent such actions were not prohibited under Section 6.1.

(b) Each Company Subsidiary (other than Merger Sub, which is addressed in Section 4.1(b)) is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Subsidiary (other than Merger Sub, which is addressed in Section 4.1(b) is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Significant Company Subsidiary, as amended and in effect on the date of this Agreement, have been made available to SPAC.  No Company Subsidiary is in violation of any of the provisions of its Governing Documents in any material respect.

(c) All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in material compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) Except as may be set forth in the Governing Documents of any Company Subsidiary, or pursuant to any Contract (including any intercompany notes) between any Group Company, on the one hand, and any other Group Company, on the other hand, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(e) Merger Sub has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Merger Sub does not have any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Merger. All outstanding shares of capital stock of Merger Sub are owned by the Company, free and clear of all Liens (other than Permitted Liens).

(f) Nothing in this Section 4.2 shall be deemed to constitute a representation or warranty with respect to any Material Permit, which are exclusively addressed by Section 4.6(c).

4.3. Capitalization of the Company.

(a) As of the date of this Agreement, the Company has (i) 25,000,000 authorized Company Common Shares, 4,725,181 of which are issued and outstanding and (ii) 14,227,403 authorized Company Preferred Shares, (A) 1,738,247 of which have been designated Class A Preferred Shares, 1,577,416 of which are issued and outstanding, (B) 2,878,640 of which have been designated Class B Preferred Shares, 2,831,697 of which are issued and outstanding, (C) 1,771,440 of which have been designated Class C Preferred Shares, 1,753,408 of which are issued and outstanding, (D) 1,710,426 of which have been designated Class C-2 Preferred Shares, 1,706,525 of which are issued and outstanding, (E) 2,479,936 of which have been designated Class D Preferred Shares, 2,302,151 are issued and outstanding, and (F) 3,648,714 of which have been designated Class E Preferred Shares, 2,432,498 of which are issued and outstanding. Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the number, class and series of Company Shares together with the name of each registered holder thereof.

(b) Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a true, correct and complete list of all holders of outstanding Company Options, (ii) the number of Company Common Shares subject to each such Company Option, (iii) the grant date, and exercise price for such Company Option, (iv) the extent to which such Company Option is vested and exercisable and (v) the date on which such Company Option expires. Each Company Option was granted in accordance with the Company Stock Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which the Company Board or its compensation committee actually awarded the Company Option.

(c) Except for (i) the Current Company Articles, (ii) the Subscription Agreements, (iii) the Sponsor Commitment Letter, (iv) the Company Preferred Shares, (v) the Advance Investment Agreement, (vi) this Agreement, (vii) any Company Options that are from time to time granted to any employees, consultants or directors of any Group Company pursuant to the Company Stock Plan, (viii) as of the consummation of the Reclassification, the Price Adjustment Rights, (ix) a reservation of Company Common Shares for issuances or purchase upon exercise of Company Options under the Company Stock Plan and (x) as disclosed on Section 4.3(b) of the Company Disclosure Letter, (A) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (B) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries (other than the Self-Tender Offer or repurchases, redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement) or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Common Shares.

(d) All issued and outstanding Company Shares are, and all Company Shares which become issued pursuant to the Reclassification, the Pre-PIPE Conversion and the exercise of Company Options, when issued in accordance with the terms of the Company Options, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent that such concepts are applicable) and (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any Contract to which the Company is a party. All issued and outstanding Company Shares and Company Options were issued in compliance with applicable Legal Requirements.

(e) No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.

(f) All distributions, dividends, repurchases and redemptions (if any), in respect of the capital stock (or other equity interests) of the Company were undertaken in material compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

(g) Except as set forth in the Company’s Governing Documents, this Agreement, the Advance Investment Agreement, the Subscription Agreements, the Sponsor Commitment Letter, Investors’ Rights Agreement, Existing Voting Agreement, ROFR/Co-Sale Agreement, Prior Preferred Share Purchase Agreements, or any agreement granting equity or equity-based compensation awards, as well as the agreements set forth in Section 4.3(g) of the Company Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(h) Except as set forth in Section 4.3(h) of the Company Disclosure Letter and as provided for in this Agreement, the Advance Investment Agreement, the Subscription Agreements or the Sponsor Commitment Letter, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(i) Except as set forth in Section 4.3(i) of the Company Disclosure Letter, as of the date of this Agreement, no Group Company has any indebtedness for borrowed money, other than to any other Group Company. No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program.

4.4. Authority Relative to this Agreement. Subject to the receipt of the Company Shareholder Approval, the Company and Merger Sub (together, the “Company Parties”) each have or will have all requisite corporate or other organizational power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which such Group Company is or will as of the Closing be a party, and each ancillary document that such Company Party has executed or delivered or is to execute or deliver pursuant to this Agreement prior to the Closing; (b) carry out such Company Party’s obligations hereunder and thereunder and (c) consummate the Transactions.  Subject to the receipt of the Company Shareholder Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which it is a party (or to which, as of the Closing, it will be a party) and the consummation by such Company Party of the Transactions have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all requisite action on the part of such Company Party (including (x) with respect to the Company, the approval by the Company Board and (y) with respect to Merger Sub, the approval by the board of directors of Merger Sub and by the Company, as the sole stockholder of Merger Sub), and no other proceedings on the part of any Company Party are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement and the other Transaction Agreements to which any Company Party is a party have been (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by such Company Party and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will constitute) the legal and binding obligations of the applicable Company Party, enforceable against such Company Party in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, forbearance or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”).

4.5. No Conflict; Required Filings and Consents.

(a) Assuming receipt of the Company Shareholder Approval and the receipt of the Required Regulatory Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which such Company Party is a party do not (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which such Company Party is or as of the Closing will be a party by the applicable Company Party will not, and the consummation of the Transactions will not: (i) conflict with or violate any Company Party’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the material properties or material assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to the foregoing clauses (ii) and (iii) as has not had and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) The execution and delivery of this Agreement by any Company Party, or the other Transaction Agreements to which such Company Party is a party, does not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the Required Regulatory Filings and the Required Regulatory Approvals, (iv) the filing and approval of a listing application by the Company with NASDAQ with respect to the Company Common Shares to be issued in the Reclassification (as adjusted by the Stock Split) and the Company Common Shares to be issued as the Merger Consideration; (v) all filings, notices, waiver requests, applications and other submissions to the ITA that may be necessary, in the Company’s discretion, in connection with the Transactions; (vi) all Specified Filing and Specified Governmental Approvals; and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.6. Compliance; Material Permits.

(a) Except as set forth in Section 4.6 of the Company Disclosure Letter, (i) each of the Group Companies is in compliance with and, since the Reference Date, has been in compliance with all applicable Legal Requirements with respect to the conduct, ownership and operation of its business (including, with respect to the applicable Group Company (in such capacity, a “Regulated Group Company”), (A) the FSMA and the rules made under FSMA by the FCA and which are set out in the FCA’s Handbook of Rules and Guidance, (B) where applicable, the bit license, commodity and securities broker-dealer registration requirements of any jurisdiction in which or with whose residents an applicable Regulated Group Company conducts business, and (C) the money services business and/or money transmitter license requirements of any jurisdiction in which or with whose residents an applicable Regulated Group Company conducts business), except for failures to comply or violations which, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not, to the Knowledge of the Company, reasonably be expected to be material to the Group Companies, taken as a whole, (ii) to the extent applicable, each of the Regulated Group Companies conducts “know your customer” and anti-money laundering onboarding necessary to maintain any such licenses and authorizations and (iii) no written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirement has been received by any Group Company from a Governmental Entity since the Reference Date.

(b) No Group Company that is organized under the laws of any State in the United States has entered into any Derivative Transaction with any counterparty in which such Group Company acted in a brokering or dealing capacity. No Group Company has entered into any Derivative Transaction with any U.S. customer of any Group Company.

(c) Each Group Company holds all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Material Permits”) necessary to carry out the regulated activities for which it has obtained authorization, to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Other than eToro USA Securities Inc., no Group Company, is, or ever has been, registered as or required to register as a broker-dealer under the Exchange Act or any similar securities law of any State in the United States, or is a member of the Financial Industry Regulatory Authority. Each Material Permit held by the Group Companies is valid, binding and in full force and effect in all material respects. As of the date of this Agreement, except as set forth in Section 4.6 of the Company Disclosure Letter, none of the Group Companies (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Material Permit, or (ii) have received any written notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of the foregoing clauses (i) and (ii) as would not, individually, or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Notwithstanding anything to the contrary set forth in this Agreement, the Company is not making any representations or warranties regarding any Material Permit, other than those representations and warranties set forth in this Section 4.6.

4.7. Financial Statements.

(a) The Company has made available to SPAC true and complete copies of: (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the twelve-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (A) present fairly, in all material respects, the financial position of the Group Companies, as of the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (B) have been prepared in conformity with IFRS as issued by the International Accounting Standards Board applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes and normal-year end audit adjustments); and (C) were prepared from the books and records of the Group Company.

(b) The Company has established and maintained, a system of internal controls that are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets. To the Company’s Knowledge, there is no “material weakness” in the internal controls over financial reporting of the Group Company.

4.8. No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with IFRS, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of business of the Company or any of its Subsidiaries since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transactions; and (d) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

4.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Unaudited Financial Statements, since December 31, 2020 through the date of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course of business, except as required by applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 and (b) there has not been any Company Material Adverse Effect.

4.10. Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, as of the date of this Agreement, other than as set forth in the Unaudited Financial Statements or in Section 4.10 of the Company Disclosure Letter, there is: (a) no Legal Proceeding pending or, to the Knowledge of the Company, threatened, or to the Knowledge of the Company, any investigation, against any Group Company or any of its properties or assets, or any of the directors or executive officers of any Group Company with regard to their actions as such, and to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) no pending or threatened Legal Proceeding or, to the Knowledge of the Company, investigation, by any Group Company against any third party; (c) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (d) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors or executive officers of any Group Company with regard to their actions as such.

4.11. Employee Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan that (i) provides for transaction, retention or change in control payments or benefits or tax gross-ups, (ii) is an equity plan or form award agreement that provides for equity or equity-based incentive compensation or (iii) is a defined contribution benefit plan, defined benefit pension plan, nonqualified deferred compensation plan or retiree medical plan not required to be maintained, sponsored or contributed to by applicable Legal Requirements. The Group Companies have, to the extent permitted by applicable Legal Requirements, provided SPAC with a copy of any employment agreement with a current employee with annual base salary in excess of $300,000.

(b) As of the date of this Agreement, each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. As of the date of this Agreement, no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan that would result in any liability that is material to the Group Companies, taken as a whole.

(c) Except as would not result in any liability that is material to the Group Companies, taken as a whole, each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 401(a) of the Code are so exempt and, to the Knowledge of the Company, nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(d) No Group Company or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) As of the date of this Agreement, none of the Employee Benefit Plans provides for, and the Group Companies have no material liability in respect of, any material post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements.

(f) As of the date of this Agreement, with respect to any Employee Benefit Plan, no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or against any fiduciary thereof with respect thereto that could reasonably result in any liability that is material to the Group Companies, taken as a whole.

(g) Except that could not reasonably result in any material liability to the Company, all contributions, reserves or premium payments required to be made or accrued to the Employee Benefit Plans have been timely made or accrued in all material respects.

(h) Except that could not reasonably result in any liability that is material to the Group Companies, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan.

(i) The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)  As of the date of this Agreement, with respect to each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States, including all pension, health, medical, welfare, benefit and other employment plans, whether pre or post-retirement plans in which any Group Company participates (each, a “Foreign Plan”), except that could not reasonably result in any liability that is material to the Group Companies, taken as a whole, (i) each such Foreign Plan is in compliance with the applicable Legal Requirement of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii)  there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending Legal Proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) all employer and employee contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made, (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing, (v) each such Foreign Plan required to be fully funded or fully insured or fully accrued in the financial statements of any Group Company, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, (vi) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory and administrative authorities and is approved by any applicable taxation authorities to the extent such approval is available, (vii) no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements and (viii) the consummation of the Transactions will not by itself be reasonably expected to create or otherwise result in any liability with respect to such Foreign Plan.

4.12. Labor Matters.

(a) As of the date of this Agreement, the Group Companies have, in the aggregate, approximately 1,100 (one thousand and one hundred) employees.

(b) No Group Company is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to current employees of any Group Company. No employees of the Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed or made since the Reference Date that resulted in a material liability to the Group Companies, taken as a whole. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened by any labor organization, work council or group of employees.

(c) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies involving any employee or former employee of, or other individual who provided services to, any Group Company.

(d) As of the date of this Agreement, none of the Company’s officers or Key Employees has given written notice to any Group Company of any intent to terminate his, her or their employment with the Company.  The Group Companies are in compliance with and since the Reference Date have been in compliance with, and, to the Knowledge of the Company, each of their employees is in compliance with and since the Reference Date has been in compliance with, the terms of any employment, nondisclosure or restrictive covenant agreements between any Group Company and such employees, in each case except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.

(e) Each Group Company has complied and is in compliance in all material respects with all employee related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement or Legal Requirement.

(f) Except for extension orders which generally apply to all employees in Israel no extension orders apply to any employees of any Group Companies. The Group Companies have been and are in compliance in all material respects with the terms of applicable extension orders with respect to all their employees.

(g) To the Knowledge of the Company, no written notice or written complaint from or on behalf of any present or former employee of, or worker or independent contractor to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former officer, director or Key Employee of any Group Company.

(h) Except as disclosed on Section 4.12(h) of the Company Disclosure Letter, since the Reference Date through the date of this Agreement, there have been no material Legal Proceedings against the Group Companies pending or, to the Knowledge of the Company, threatened in writing that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company. Since the Reference Date, no Group Company has received any written notice of intent by any Governmental Entity responsible for the enforcement of labor and employment Legal Requirement to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor Legal Requirement or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, immigration and work eligibility, benefits, social benefits contributions, severance pay, pension, privacy issues, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation and COVID-19 protocols, guidance and regulations, and the collection and payment of withholding and/or social security taxes and any similar tax. Each Group Company has adopted reasonable policies and taken other reasonable steps to minimize potential workplace exposure in light of COVID-19.

(i) There has been no “mass layoff”, “plant closing” or other similar event under the WARN Act with respect to any Group Company since the Reference Date, and the Transactions will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act.

(j) To the Knowledge of the Company, as of the date of this Agreement, no Group Company is liable for any arrears of wages or penalties with respect thereto, except in each case as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole. All amounts that the Group Companies are legally or contractually required either (i) to deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) to withhold from their employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been duly deducted, transferred, withheld and paid, and the Group Companies do not have any outstanding obligations to make any such withholding or payment, other than (A) with respect to an open payroll period or (B) as would not result in material liability to the Group Companies, taken as whole.

4.13. Real Property; Tangible Property.

(a) No Group Company currently owns any real property or has, since the Reference Date, owned any real property.

(b) Section 4.13(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each material real property lease to which any Group Company is a party as of the date of this Agreement (the “Company Real Property Leases”). Except as set forth on Section 4.13(b)(ii) of the Company Disclosure Letter, and except for each Company Real Property Lease that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (x) each Company Real Property Lease is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto (in each case, other than any Company Real Property Lease that terminates or expires in accordance with its terms after the date of this Agreement) and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions), (y) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a material breach of or default under, any Company Real Property Lease, and (z) as of the date of this Agreement, no party to any Company Real Property Lease has given any written notice of any claim of any such breach, default or event.

4.14. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS.

(b) Each of the Group Companies has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any) against the any Group Company which has not been paid or resolved.

(d) No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) Each Group Company has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.

(g) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has, within the last five (5) years, been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(h) No Group Company: (i) has consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i) Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes. No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(k) Within the last five (5) years, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(l) With the exception of the Company’s Tax residence in Israel, each Group Company is a Tax resident only in its jurisdiction of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or resident for purposes of such country’s Tax.

(n) No Group Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance, a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to Israeli value added tax.

(o) No Group Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling issued with reference to the provisions of Part E2 of the Ordinance.

(p) Each Group Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Group Company are arm’s length prices for purposes of any applicable law, including Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.

4.15. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Group Companies are, and have since the Reference Date been in compliance with all Environmental Laws;

(b) neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened Legal Proceeding arising under or related to Environmental Laws; and

(c) to the Knowledge of the Company, no conditions currently exist with respect to any valid, binding and enforceable leasehold interest under each of the each of the real property leases under which it is a party as of the date of this Agreement as a lessee that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws.

4.16. Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”); and (v) material unregistered Trademarks.  All of the Owned Intellectual Property is valid and subsisting and, to the Knowledge of the Company, enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and has, to the Knowledge of the Company, a license, sublicense or otherwise possesses legally enforceable rights to use all other material Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted in all material respects (it being understood that this Section 4.16(b) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(c) To the Knowledge of the Company, since the Reference Date, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.

(d) From January 1, 2018 through the date of this Agreement, except as set forth in Section 4.16(d) of the Company Disclosure Letter, there has been no action pending against any of the Group Companies and the Company has not received since the Reference Date through the date of this Agreement any written notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property.  None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e) No past or present director, officer, employee, consultant or independent contractor of any of the Group Companies owns (or has any claim or any right (whether or not currently exercisable) to any ownership interest in or to other rights in any Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Group Companies).  Each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any Owned Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (i)  agreed to hold all Trade Secrets of such Group Company (or of another Person and held by such Group Company) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such Owned Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, no such Person is in violation of any such agreement. As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened, claims from current or former directors, employees or contractors of a Group Company in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 5727-1967.

(f) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property (or owned by another Person and held by such Group Company).  To the Knowledge of the Company, no Trade Secret that is material to the business of the Group Companies has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no uncured breach by any employee or Person under any such agreement.

(g) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. No source code for any Group Company Software has been delivered, licensed or made available, and no Group Company has any duty or obligation to deliver, license or make available any such source code, to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to confidentiality obligations to the Group Company with respect to such source code.

(i) To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Group Company Software, or (ii) enable or assist any Person to access without authorization, any Group Company Software, except for access disclosed in the documentation of such Group Company Software.

(j) The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, hardware, networks, interfaces, platforms and related systems, databases, websites and equipment, used by any Group Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Group Companies (collectively, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted. Since the Reference Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused or, to the Knowledge of the Company, could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Group Companies.  To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems.

(k) None of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, licensing or disclosure to any third party of any material portion of any proprietary Group Company source code or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice obligations.

(l) The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

4.17. Privacy.

(a) Each of the Group Companies have since the Reference Date at all times (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied in all material respects with: (i) all applicable Privacy Laws; (ii) each Group Company’s applicable policies regarding the processing of Personal Information; and (iii) each Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.  None of the Group Companies has, since the Reference Date, (A) received any written claims of, nor has any of the Group Companies been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened, in writing, investigations, notices or requests from any Governmental Entity in relation to their data processing activities. None of the Group Companies is in material violation of its applicable privacy policies, rules or notices (including its own). None of the disclosures made or contained in the Group Companies’ applicable privacy policies or other disclosures of any the Group Companies has been misleading or deceptive or in violation of any applicable laws in any material respect.

(b) Each of the Group Companies has, as applicable, since the Reference Date, (i) implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure, and (ii) except as could not result in any material liability to the Group Companies, taken as a whole, entered into data protection agreements as mandated by applicable Privacy Laws with all third party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take appropriate steps to protect and secure Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure. To the Knowledge of the Company, any third party who has provided Personal Information to any of the Group Companies has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) Except as set forth in Section 4.17(c) of the Company Disclosure Letter, to the Knowledge of the Company, since the Reference Date through the date of this Agreement, (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since the Reference Date.  Each of the Group Companies has implemented, consistent with practices in the industry in which the applicable Group Company operates, disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

4.18. Agreements, Contracts and Commitments.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement.  For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date of this Agreement, in each case, other than any Employee Benefit Plan or Company Real Property Lease:

(i) each Contract that involved the expenditure or receipt by the Group Companies of more than $5,000,000 in the aggregate during the twelve-month period ending on December 31, 2020 or would involve the expenditure or receipt by Group Companies of more than $5,000,000 in the aggregate in the twelve-month period ending December 31, 2021;

(ii) any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(iii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(iv) any Contract for or relating to any borrowing of money by or from the Company in excess of $5,000,000 (excluding any intercompany arrangements solely between or among any of the Group Companies);

(v) any employment or management Contract providing for annual payments in excess of $500,000;

(vi) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Group Companies would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(vii) any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $5,000,000 and for which any Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(viii) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(ix) any material Contract under which any of the Group Companies: (A) licenses Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) licenses Intellectual Property to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any of the Group Companies provides another Person a limited, non-exclusive right to access or use Trade Secrets and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business);

(x) each Prior Preferred Share Purchase Agreement; and

(xi) any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons.

(b) Except for each Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions). Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a breach of or default under, any Company Material Contract, and, as of the date of this Agreement, no party to any Company Material Contract has given any written notice (i) of any claim of any such breach, default or event or (ii) that it intends to cease doing business with any Group Company or materially decrease the volume of business that it presently conducts with any Group Company. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

4.19. PIPE Financing. The Company has entered into the Subscription Agreements with the investors named therein (collectively, with any permitted assignees or transferees, the “PIPE Investors”) for the sale of Company Common Shares upon Closing for aggregate gross proceeds of not less than $650,000,000. Each such Subscription Agreement is in full force and effect and represents a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparty thereto (subject in each case to the Enforcement Exceptions). Each PIPE Investor has completed an accredited investor questionnaire customary for financings of the type and size of the PIPE Investment, and the Company has received representations and warranties from each PIPE Investor that such PIPE Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has represented to the Company that such PIPE Investor is not acquiring the Company Common Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

4.20. Insurance.  Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering all material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect.  To the Knowledge of the Company, the coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts.  No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies.  There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

4.21. Transactions with Related Parties. Except (a) the Employee Benefit Plans, (b) Contracts relating to labor and employment matters set forth in the Company Disclosure Letter or that are entered into after the date of this Agreement to the extent no Group Company was prohibited from entering into such Contract by Section 6.1, (c) Contracts between or among the Group Companies, (d) indemnification agreements between or among any director or officer of any of the Group Companies, on the one hand, and any of the Group Companies, on the other hand, (e) employee confidentiality and invention assignment agreements, (f) Contracts entered into on an arm’s-length basis and in the ordinary course of business between any of the Group Companies, on the one hand, and a Company Shareholder, on the other hand, (g) the payment of salary, bonuses and other compensation for services rendered, (h) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, and (i) the Subscription Agreements, the Sponsor Commitment Letter, the Advance Investment Agreement, Investors’ Rights Agreements, Existing Voting Agreement, ROFR/Co-Sale Agreement, Prior Preferred Share Purchase Agreements, and any other Contract related to any Person’s ownership of Company Shares or other securities of any of the Group Companies, none of the Group Companies is party to any Contract with any (i) present or former officer or director of the Company, or a member of his or her immediate family, or (ii) Affiliate of the Company.

4.22. Information Supplied.  The information relating to the Group Companies to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the SPAC Stockholders, as applicable, or at the time of the SPAC Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by SPAC or any of its Representatives for inclusion in the Registration Statement or the Proxy Statement/Prospectus or any projections or forecasts included therein.

4.23. Anti-Bribery; Anti-Corruption. Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees or any other Persons, in each case, acting on their behalf, at their direction or for their benefit, has, in connection with the operation of the business of the Group Companies, and in each case in all material respects, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, at their direction or for their benefit, and in each case in all material respects, (i) is or has been the subject of an unresolved claim or allegation by a Governmental Entity, relating to (A) any potential violation of applicable Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and applicable Anti-Corruption Laws.

4.24. International Trade; Sanctions.

(a) Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers, Affiliates and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws; (ii) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (iii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(b) None of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with any applicable Sanctions. Since the Reference Date, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.

4.25. Governmental Grants. No Governmental Grants have been received by any Group Company. There are no pending applications for Governmental Grants by any Group Company.

4.26. Brokers. Except the fees payable and expenses reimbursable to Goldman Sachs Israel LLC and the fees payable and expenses reimbursable to Citigroup Global Markets Inc. in connection with the Transactions, the Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.

4.27. Disclaimer of Other Warranties.  THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V OR IN ANY OTHER TRANSACTION AGREEMENT, NEITHER SPAC NOR ANY AFFILIATE OR REPRESENTATIVE OF SPAC HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS.  WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SPAC IN ARTICLE V OR BY SPAC OR ANY OF ITS AFFILIATES IN ANY OTHER TRANSACTION AGREEMENT, NONE OF SPAC, ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING.  THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS. EACH OF THE COMPANY AND MERGER SUB ACKNOWLEDGE THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.26, CLAIMS AGAINST SPAC WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD (AS DEFINED HEREIN).

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company prior to or in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC represents and warrants to the Company and Merger Sub as follows:

5.1. Organization and Qualification. SPAC is duly incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the State of Delaware. SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. SPAC is duly qualified or licensed to do business in each jurisdiction in which it is conducting its business, or where the operation, ownership or leasing of its properties makes such qualification or licensing necessary. SPAC is not in violation of any of the provisions of its Governing Documents in any material respect. SPAC is not in violation of any of the provisions of its Governing Documents.

5.2. Capitalization.

(a) As of the date of this Agreement, there are (i) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share, of SPAC (the “SPAC Preferred Stock”); (ii) 100,000,000 authorized shares of Class A common stock, par value $0.0001 per share, of SPAC (“SPAC Class A Stock”); and (iii) 10,000,000 authorized shares of Class B common stock, par value $0.0001 per share, of SPAC (“SPAC Class B Stock” and, together with the SPAC Preferred Stock and the SPAC Class A Stock, the “SPAC Shares”). As of the date of this Agreement, assuming the Unit Separation has occurred, SPAC has 25,640,000 shares of SPAC Class A Stock issued and outstanding, and none are held by SPAC in its treasury, 8,546,667 shares of SPAC Class B Stock issued and outstanding and no shares of SPAC Preferred Stock issued or outstanding. As of the date of this Agreement, and assuming the Unit Separation has occurred, there are 8,546,666 warrants to purchase one share of SPAC Class A Stock issued and outstanding, of which 8,333,333 are included in the SPAC Public Units (the “Public Warrants”) and 213,333 are included in the SPAC Private Units (the “Private Placement Warrants” and, collectively with the Public Warrants, the “SPAC Warrants”). All outstanding SPAC Class A Stock and SPAC Class B Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms (subject to Enforcement Exceptions). All of the outstanding securities of SPAC have been granted, offered, sold and issued in material compliance with all applicable securities Legal Requirements.

(b) Except for the SPAC Warrants and the SPAC Class B Stock, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares of capital stock or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than in connection with the SPAC Stockholder Redemption, there are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) Except as set forth in SPAC’s Governing Documents, the Current Registration Rights Agreement, the Insider Agreement (as defined in the Sponsor Agreement), or a Transaction Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

5.3. Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger) have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval of the SPAC Stockholder Matters. This Agreement and the other Transaction Agreements to which SPAC is a party have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitute the legal and binding obligations of SPAC enforceable against it in accordance with their terms (subject to the Enforcement Exceptions).

5.4. No Conflict; Required Filings and Consents.

(a) Subject to receipt of the SPAC Stockholder Approval, the execution and delivery by SPAC of this Agreement or the other Transaction Agreements to which it is a party do not (or, in the case of any Transaction Agreements to be entered into by SPAC after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which such SPAC is or as of the Closing will be a party will not, and the consummation of the Transactions, shall not: (i) conflict with or violate its Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the material properties or material assets of SPAC pursuant to, any Contracts, except, with respect to the foregoing clauses (ii) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by SPAC, or the other Transaction Agreements to which SPAC is a party, does not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the filing and approval of a listing application by the Company with NASDAQ with respect to the Company Common Shares to be issued in the Reclassification (as adjusted by the Stock Split) and the Company Common Shares to be issued as the Merger Consideration; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

5.5. Compliance; Material Permits.

(a) Since its incorporation, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by SPAC. SPAC is in possession of all Material Permits necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Each Material Permit held by SPAC is valid, binding and in full force and effect in all material respects.

(b) SPAC (i) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Material Permit necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects, or (ii) has not received any notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to SPAC.

5.6. SPAC SEC Reports and Financial Statements.

(a) SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of SPAC) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has made available to the Company true, correct and complete copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.

(b) The financial statements of SPAC contained or incorporated by reference in the SPAC SEC Reports, including all notes and schedules thereto, and the financial statements of SPAC that will be contained or incorporated by reference in any Additional SPAC SEC Report, including all notes and schedules thereto, (i) complied (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will comply) in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, (ii) were prepared (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will be prepared) in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Securities Act) and (iii) fairly present (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will fairly present), in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (x) U.S. GAAP; and (y) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. Each of the financial statements of SPAC included or incorporated by reference in the SPAC SEC Reports were derived from the books and records of SPAC and each of the financial statements of SPAC that will be included or incorporated by reference in the Additional SPAC SEC Reports will be derived from the books and records of SPAC, in each case, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c) To the Knowledge of SPAC, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SPAC SEC Reports or Additional SPAC SEC Reports. No notice of any SEC review or investigation of SPAC or SPAC SEC Reports or Additional SPAC SEC Reports has been received by SPAC. Since the consummation of the initial public offering of SPAC’s securities, all comment letters received by SPAC from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of SPAC are publicly available on the SEC’s EDGAR website.

(d) Since the consummation of the initial public offering of SPAC’s securities, SPAC has timely filed all Certifications with respect to any of SPAC SEC Reports or Additional SPAC SEC Reports. As used in this Section 5.6(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

5.7. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the incorporation of SPAC through the date of this Agreement, there has not been: (a) any SPAC Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of SPAC’s capital stock, or any purchase, redemption or other acquisition by SPAC of any of SPAC’s capital stock or any other securities of SPAC or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of SPAC’s capital stock; (d) any material change by SPAC in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Legal Requirements; (e) any change in the auditors of SPAC; (f) any issuance of capital stock of SPAC; or (g) any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the ordinary course of business.

5.8. Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to SPAC, there is: (a) no pending or, to the Knowledge of SPAC, threatened Legal Proceeding, or to the Knowledge of SPAC, any investigation, against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit, examination or investigation by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding by SPAC against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC; and (e) no Order imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its respective properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such. There is no pending or, to the Knowledge of SPAC, threatened Legal Proceeding challenging or seeking to enjoin, alter or materially delay the Transactions.

5.9. Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents of SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

5.10. SPAC Material Contracts.

(a) Section 5.10(a) of the SPAC Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which SPAC is party or by which any of its respective assets are bound (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b) True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (i) such SPAC Material Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC and, to the Knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of SPAC, are enforceable by SPAC to the extent a party thereto in accordance with their terms (subject to the Enforcement Exceptions), and (ii) none of SPAC or, to the Knowledge of SPAC, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

5.11. SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “FTCVU”. The shares of SPAC Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “FTCV”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “FTCVW”. There is no Legal Proceeding or investigation pending or, to the Knowledge of SPAC, threatened in writing against SPAC by the NASDAQ or the SEC with respect to any intention by NASDAQ or the SEC to deregister the SPAC Units, the shares of SPAC Class A Stock or SPAC Warrants or to terminate the listing of SPAC Units, shares of SPAC Class A Stock or SPAC Warrants on the NASDAQ. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Stock or SPAC Warrants under the Exchange Act.

5.12. Trust Account.

(a) As of the date of this Agreement, SPAC has at least $250,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of December 3, 2020, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms (subject to the Enforcement Exceptions). SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust. There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than stockholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

5.13. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of SPAC have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of SPAC (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b) SPAC has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any) against SPAC which has not been paid or resolved.

(d) No material Tax audit or other examination of SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of (nor to the Knowledge of SPAC is there any) any request or threat for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f) SPAC has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of SPAC in the ordinary course of business.

(g) SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has not, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(h) SPAC has not: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(j) SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(k) Since the Reference Date, no claim has been made in writing (nor to SPAC’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(l) The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” to any SPAC officer, director or other service provider under Section 280G of the Code. No SPAC plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, provides for a Tax gross-up, make-whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

5.14. Information Supplied. The information relating to SPAC to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date it is first mailed to SPAC Stockholders, as applicable, or at the time of the SPAC Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the Registration Statement and the Proxy Statement/Prospectus or any projections or forecasts to be included therein.

5.15. Employees; Benefit Plans. As of the date of this Agreement, (a) SPAC does not have and has never had any employees and (b) SPAC does not and has never sponsored, maintained, contributed to or had any liability in respect of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written.

5.16. Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

5.17. Intellectual Property. SPAC does not own, license or otherwise have any right, title or interest in any Intellectual Property. To the Knowledge of SPAC, SPAC does not infringe, misappropriate or violate any Intellectual Property of any other Person.

5.18. Title to Property. SPAC does not own or lease any real property or, other than cash, personal property. There are no options or other Contracts under which SPAC has a right or obligation to acquire or lease any interest in any real property or personal property.

5.19. Financing. SPAC represents that it is not a condition to the Closing or to any of its other obligations under this Agreement that SPAC obtain financing for or related to any of the Transactions except as expressly contemplated herein.

5.20. Board Approval; Stockholder Vote. The SPAC Board (including any required committee or subgroup of the SPAC Board) has unanimously: (a) determined that the Merger is fair to, and in the best interests of, SPAC and the SPAC Stockholders, (b) approved this Agreement, the Merger and the other Transactions and (c) determined to recommend that the SPAC Stockholders vote to approve the SPAC Stockholder Matters. Other than the SPAC Stockholder Approval, no other corporate proceedings on the part of SPAC is necessary to approve the consummation of the Transactions.

5.21. Affiliate Transactions. Except as described in the SPAC SEC Reports under the heading “Related Party Transactions”, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

5.22. State Takeover Statutes Inapplicable. Section 203 of the DGCL is inapplicable to and no other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Legal Requirement is applicable to, the Merger and the other Transactions, including the entry by the Company into the SPAC Voting Agreements.

5.23. Brokers. Other than the Persons set forth in Section 5.23 of the SPAC Disclosure Letter, SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.24. Residency.

(a) SPAC is a non-Israeli resident company that has no activities in Israel, and its activities are controlled and managed outside of Israel. None of SPAC’s directors and officers is an Israeli resident.

(b) (i) None of the SPAC Sponsors (excluding the beneficial owners of any equity interests of the SPAC Sponsors) nor, to the Knowledge of SPAC, any Person who, directly or indirectly, is a registered holder of any, or beneficially owns at least five percent (5%), of the issued and outstanding SPAC Shares is an Israeli resident for Tax purposes. As used in this Section 5.24(b), “beneficial owner” or any variation thereof, including “beneficially own,” shall have the meaning ascribed to it in Rule 13d-3 of the Exchange Act.

5.25. SPAC Working Capital Notes. There are no outstanding SPAC Working Capital Notes as of the date of this Agreement.

5.26. Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC OR ANY SPAC SPONSOR OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN ARTICLE IV OR BY THE COMPANY IN ANY OTHER TRANSACTION AGREEMENT, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROJECTED OPERATIONS OF THE FOREGOING. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE GROUP COMPANIES AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 5.26, CLAIMS AGAINST THE COMPANY WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD (AS DEFINED HEREIN).

Article VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1. Conduct of Business by the Company and the Company Subsidiaries.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each of the Company Subsidiaries to carry on its business in the ordinary course consistent with past practice, except: (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment, Self-Tender Offer, the issuance of the Price Adjustment Rights, the Capital Restructuring or the Pre-PIPE Conversion); or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.1(a).

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment, Self-Tender Offer, the issuance of the Price Adjustment Rights, the Capital Restructuring or the Pre-PIPE Conversion); or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(i) sell, assign, lease, sublease, exclusively license, exclusively sublicense, abandon, pledge or otherwise transfer or dispose of or grant any right, title or interest in, to or under, any material assets (including material Owned Intellectual Property) of the Group Companies taken as a whole, except (A) in the ordinary course of business or (B) any transaction between the Company or any of its direct or indirect wholly-owned Subsidiaries, on the one hand, and any other direct or indirect wholly-owned Subsidiary of the Company, on the other hand;

(ii) except for transactions solely among the Company and any of the Company Subsidiaries: (A) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity security of any Group Company (other than distributions made by any direct or indirect wholly-owned Subsidiaries of the Company to the Company or any of its other direct or indirect wholly-owned Subsidiaries), or split, combine or reclassify any capital stock or other equity security of any Group Company; (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or other equity security of any Group Company (other than repurchases, redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement); or (C) grant, issue or sell, or authorize the grant, issuance or sale of any capital stock or equity security of any Group Company (other than any (1) issuance of any securities (x) in arm’s-length transaction in order to satisfy capital requirements imposed by any Governmental Entity or counterparty or (y) at a price per share that is no less than $10.00 multiplied by the Split Factor, (2) issuance of any capital stock or other equity security that is included in the calculation of Fully-Diluted Company Share Amount, (3) grants, issuances or sales made to directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, up to the total number of equity awards available under the Company’s equity award pool as of the date of this Agreement and in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement or (4) issuance of any securities as consideration for the acquisition of any Person or business (whether by merger, stock acquisition, asset acquisition or otherwise) so long as the aggregate amount of securities so issued represent less than 9.9% of the total outstanding equity interests of the Company immediately prior to the execution of this Agreement);

(iii) amend its Governing Documents other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business;

(iv) (A) make any loans to any Person other than any of the Group Companies and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; or (B) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money incurred after the date hereof in excess of $300,000,000 other than (1) guarantees of any such indebtedness of any Subsidiaries of the Company or guarantees by any Subsidiaries of the Company of any such indebtedness of the Company, (2) any transaction between the Company or any of its direct or indirect wholly-owned Subsidiaries, on the one hand, and any other direct or indirect wholly-owned Subsidiary of the Company, on the other hand, and (3) indebtedness of the Company or any of its Subsidiaries with liquidity providers or payment processors that may be necessary for the operation of the business of any Group Company;

(v) amend or terminate the IRA Amendment, the ROFR/Co-Sale Amendment or the Voting Amendment;

(vi) except as required by IFRS (or any interpretation thereof) or to obtain compliance with PCAOB auditing standards or to upgrade its practices to those suitable for a public company, (A) make any material change in accounting methods, principles or practices or (B) change (or request to change) any material method of accounting for Tax purposes;

(vii) make, change or revoke any material Tax election, other than in the ordinary course of business;

(viii) engage in any material new line of business, excluding any expansion (A) of any existing line of business or (B) into a new geographical region;

(ix) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(x) enter into any transaction with any Company Shareholder under which the Company provides to such Company Shareholder any material asset of the Group Companies or any material payment, other than (A) in the ordinary course of business, (B) compensation, benefits and expense reimbursement made or provided to any director, officer, employee or consultant of any Group Company or (C) any transaction or payment that is (1) on arms’ length terms, and (2) approved by a majority of the disinterested members of the Company Board;

(xi) incur (or otherwise take any action that would reasonably be expected to incur) Company Transaction Costs in excess of the amount set forth on Section 6.1(b)(xi) of the Company Disclosure Letter; or

(xii) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xi).

6.2. Conduct of Business by SPAC.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except: (w) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.2(a) of the SPAC Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.2(b) shall constitute a breach under this Section 6.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.2(b) and this Section 6.2(a).

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (x) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.2(b) of the SPAC Disclosure Letter, SPAC shall not do any of the following:

(i) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, warrant or other equity security or split, combine or reclassify any capital stock, warrant or other equity security, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(ii) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC, the Company or any of Company Subsidiaries;

(iii) acquire or establish any Subsidiary;

(iv) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(v) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of SPAC;

(vi) amend its Governing Documents;

(vii) voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties or SPAC or its Subsidiaries;

(viii) (A) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money; (B) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; (C) make a loan or advance to, or capital contribution or investment in, any Person; or (D) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business; provided, however, that SPAC shall be permitted to incur indebtedness under any SPAC Working Capital Notes in order to meet its reasonable working capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

(ix) except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(x) (A) make, change or revoke any material Tax election; or (B) change (or request to change) any material method of accounting for Tax purposes, in each case other than in the ordinary course of business or required by an applicable Legal Requirement;

(xi) create any Liens on any material property or material assets of SPAC;

(xii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(xiii) pay, distribute or advance any assets or property to any of its officers, directors, stockholders or other Affiliates (other than its Subsidiaries) or enter into or amend any agreement with respect to the foregoing, other than regarding (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses incurred in connection with SPAC or its Subsidiaries;

(xiv) hire any employee or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xv) modify or amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account;

(xvi) incur (or otherwise take any action that would reasonably be expected to incur) SPAC Transaction Costs in excess of the amount set forth on Section 6.2(b)(xvi) of the SPAC Disclosure Letter; or

(xvii) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(b)(i) through Section 6.2(b)(xvi).

6.3. Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals (or such other persons as SPAC may specify by notice to the Company) set forth on Section 6.3 of the SPAC Disclosure Letter specifically requesting consent under Section 6.1 shall constitute a valid request by the Company, and an e-mail from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.1 and (b) an e-mail from SPAC to one or more of the individuals (or such other persons as the Company may specify by notice to SPAC) set forth on Section 6.3 of the Company Disclosure Letter specifically requesting consent under Section 6.2 shall constitute a valid request by SPAC, and an e-mail from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.2.

Article VII

ADDITIONAL AGREEMENTS

7.1. Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable following the execution and delivery of this Agreement, the Company and SPAC shall, in accordance with this Section 7.1, jointly prepare and the Company shall file with the SEC a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) (i) registration statement on Form F-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act the offer and sale of the Company Common Shares to be issued in the Reclassification (as adjusted by the Stock Split), the Company Common Shares to be issued as the Merger Consideration, the Company Warrants, and the Company Common Shares issuable upon the automatic exercise of the Price Adjustment Rights and (ii) proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Exchange Act (as applicable), for the purpose of (A) providing the SPAC Stockholders with notice of the opportunity to redeem shares of SPAC Class A Stock (the “SPAC Stockholder Redemption”) and (B) soliciting proxies from the SPAC Stockholders to vote at the SPAC Special Meeting in favor of the SPAC Stockholder Matters.

(b) Each of the Company and SPAC shall use their respective commercially reasonable efforts to (i) cause the Registration Statement (including the Proxy Statement/Prospectus), when filed, to comply in all material respects with all applicable Legal Requirements, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement (including the Proxy Statement/Prospectus), (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the date on which the Registration Statement is initially filed with the SEC and (iv) keep the Registration Statement effective for so long as necessary to complete the Reclassification and the Merger.

(c) If, at any time prior to the SPAC Special Meeting, any information relating to SPAC or the Company, or any of their respective Affiliates, officers or directors, is discovered by SPAC or the Company which is required to be set forth in an amendment or supplement to the Registration Statement so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Party and each of SPAC and the Company shall cooperate reasonably in connection with preparing an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminating such information to the SPAC Stockholders.

(d) The Company and SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws. The Company and SPAC agree to use commercially reasonable efforts to promptly provide the other Party with all information in its possession concerning the business, management, operations and financial condition of such Party reasonably requested by the other Party for inclusion in the Registration Statement. The Company and SPAC shall cause the officers and employees of such Party to be reasonably available, during the Company’s normal business hours, to the other Party and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

7.2. SPAC Stockholder Approval.

(a) SPAC shall, prior to the Proxy Statement/Prospectus Clearance Date, set a record date that is mutually agreed upon by SPAC and the Company (the “SPAC Record Date”) for determining the SPAC Stockholders entitled to attend the SPAC Special Meeting. SPAC shall timely commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act. Promptly following the Proxy Statement/Prospectus Clearance Date, SPAC shall file the definitive Proxy Statement/Prospectus with the SEC and cause the Proxy Statement/Prospectus to be mailed to each SPAC Stockholder of record as of the SPAC Record Date (such date on which the Proxy Statement/Prospectus is mailed to the SPAC Stockholders, the “Proxy Statement/Prospectus Mailing Date”).

(b) SPAC shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of and hold a special meeting of the SPAC Stockholders (the “SPAC Special Meeting”) for the purpose of obtaining the approval of the SPAC Stockholder Matters, which meeting shall be held not more than twenty-five (25) U.S. Business Days after the Proxy Statement/Prospectus Mailing Date and in any event prior to the Outside Date. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Special Meeting. SPAC shall use commercially reasonable efforts to obtain the approval of the SPAC Stockholder Matters at the SPAC Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Stockholder Matters and, if requested by the Company, engaging a proxy solicitor reasonably acceptable to the Company to solicit proxies from the SPAC Stockholders providing the approval of the SPAC Stockholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement/Prospectus. The SPAC Board shall not (and no committee or subgroup of the SPAC Board shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “SPAC Change in Recommendation”); provided that the SPAC Board may make a SPAC Change in Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended) only if (i) an Intervening Event occurs, (ii) based solely on the occurrence of such Intervening Event, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a SPAC Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the SPAC Stockholders under the DGCL, (iii) SPAC delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the SPAC Board proposes to make a SPAC Change in Recommendation and containing a detailed description of the facts and circumstances that constitute an Intervening Event and (iv) at or after 10:00 a.m., New York City time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the Intervening Event Notice, based solely on the occurrence of such Intervening Event, the SPAC Board again determines in good faith, after consultation with its outside legal counsel, that a failure to make a SPAC Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the SPAC Stockholders under the DGCL, after taking into account any state of facts, development, change, circumstance, occurrence, event or effect (including any action taken by any Group Company) that eliminates or mitigates such Intervening Event. SPAC agrees that its obligation to establish a record date for, duly call, give notice of and hold the SPAC Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any SPAC Change in Recommendation, and that SPAC is required to establish a record date for, duly call, give notice of and hold the SPAC Special Meeting and submit for the approval of the SPAC Stockholders the SPAC Stockholder Matters regardless of whether or not there shall have occurred any SPAC Change in Recommendation.

(c) Notwithstanding anything to the contrary contained in this Agreement, SPAC shall not postpone or adjourn the SPAC Special Meeting except in accordance with this Section 7.2(c). SPAC shall be entitled to and, in the case of the following clauses (ii), (iii), (iv) and (v), at the request of the Company, SPAC shall) postpone or adjourn the SPAC Special Meeting: (i) after consultation with the Company, to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the SPAC Board has determined in good faith is required by applicable Legal Requirements is disclosed and promptly disseminated to the SPAC Stockholders prior to the SPAC Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Special Meeting; (iii) to seek withdrawals of redemption requests from the SPAC Stockholders if SPAC or the Company reasonably expects that the condition set forth in Section 8.3(d) would not be satisfied at the Closing; (iv) to seek withdrawals of redemption requests from the SPAC Stockholders if SPAC or the Company reasonably expects that the condition set forth in Section 8.2(e) would not be satisfied at the Closing; or (v) in order to solicit additional proxies from the SPAC Stockholders for purposes of obtaining approval of the SPAC Stockholder Matters if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), the SPAC Shares voted by proxy are not sufficient to approve the SPAC Stockholder Matters; provided that in the event of a postponement or adjournment pursuant to the foregoing clauses (i) or (ii) the SPAC Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Special Meeting to a date that is beyond four (4) U.S. Business Days prior to the Outside Date.

7.3. Company Shareholder Approval. The Company shall use commercially reasonable efforts to obtain from Company Shareholders, promptly following the Proxy Statement/Prospectus Mailing Date, the Company Shareholder Approval, which may, in the Company’s discretion, be obtained at a meeting of the Company Shareholders duly called and held by the Company or by written consent in lieu of a meeting of the Company Shareholders; provided that nothing in this Section 7.3 shall prohibit the Company from effecting a Company Change in Recommendation pursuant to Section 7.10(e), submitting a Superior Proposal to the Company Shareholders pursuant to Section 7.10(e) or terminating this Agreement pursuant to Section 9.1(h).

7.4. Certain Regulatory Matters.

(a) Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the Transactions. Without limiting the generality of the foregoing, as promptly as practicable following the date of this Agreement, the Parties shall make all filings, notices, waiver requests, applications and other submissions, other than any Specified Filing, to any Governmental Entity (the “Required Regulatory Filings”) that are necessary or advisable in connection with all consents, approvals, orders, authorizations, clearances, licenses, waivers and exemptions, other than any Specified Governmental Approvals, that are necessary, proper or advisable to be obtained with respect to the Transactions (the “Required Regulatory Approvals”). The Parties shall promptly and in good faith respond to all information requested of them by any Governmental Entity in connection with such Required Regulatory Filings and otherwise reasonably cooperate in good faith with each other and such Governmental Entities in connection with the Required Regulatory Filings and obtaining the Required Regulatory Approvals. Each Party will promptly furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any Required Regulatory Filings and will take all other commercially reasonable actions necessary or advisable to cause the expiration or termination of any applicable waiting periods with respect to any Required Regulatory Approval as soon as practicable. Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or substantive written communications received by such Party or any of its Affiliates from any Governmental Entity with respect to the Transactions, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Entity concerning the Transactions; provided that none of the Parties shall enter into any agreement with any Governmental Entity with respect to the Transactions without the written consent of the other Parties. To the extent not prohibited by any applicable Legal Requirement, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(a) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Required Regulatory Approvals.

(b) The Company shall use commercially reasonable efforts to obtain from the ITA the Merger Consideration Tax Ruling, the Tender-Offer Tax Ruling and the Price Adjustment Right Tax Ruling (collectively, the “Specified Governmental Approvals”). SPAC shall reasonably cooperate with the Company with respect to obtaining the Specified Governmental Approvals. Without limiting the generality of the foregoing, as promptly as practicable following the date of this Agreement, the Company shall make all filings, notices, waiver requests, applications and other submissions to the ITA that have not been made prior to the execution of this Agreement and that are necessary or advisable in connection with the Specified Governmental Approvals (the “Specified Filings”). SPAC will promptly furnish to the Company such information and assistance as the Company may reasonably request in connection with its preparation of any Specified Filings (including by providing any required information concerning SPAC Sponsors). Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or substantive written communications received by such Party or any of its Affiliates from any Governmental Entity with respect to the Specified Governmental Approvals, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Entity concerning the Specified Governmental Approvals, other than any such communications made prior to the execution of this Agreement. Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall keep the SPAC reasonably apprised of the progress with respect to obtaining the Specified Governmental Approvals. In connection with obtaining any Specified Governmental Approval, each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(b) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Specified Governmental Approvals.

(c) Nothing in this Section 7.4 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.

(d) Any filing fees required by Governmental Entities, including with respect to the Required Regulatory Approvals, any Specified Governmental Approval or any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, shall be borne entirely by the Company.

7.5. Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed upon joint press release announcing the execution of this Agreement.

7.6. Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. As of the Effective Time, the Confidentiality Agreement will automatically terminate; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) SPAC and the Company shall reasonably cooperate to create and implement a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed) communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, subject to Section 2.1(d), none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business; (ii) if such announcement or other communication is required by applicable Legal Requirements (provided that, to the extent permitted by applicable Legal Requirements, the disclosing Party first shall, to the extent reasonably practicable, allow such other Parties to review such public announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith); (iii) in the case of the Company, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to the Company’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iv) in the case of the Company, (A) internal announcements to employees of any of the Group Companies or (B) communications to banks, customers or suppliers of the Group Companies as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (v) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.4 or this Section 7.6(b); (vi) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vii) to enforce any of their respective rights or comply with any of their respective obligations under this Agreement or any other Transaction Agreement.

(c) From the date hereof until the Closing, the Company will use commercially reasonable efforts to afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during the Company’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies, as SPAC may reasonably request solely for purposes of facilitating the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies; provided, further, that such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Group Company. From the date hereof until the Closing, SPAC will use commercially reasonable efforts to afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during the Company’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC; provided, further, that such access may be limited to the extent SPAC reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of SPAC. Notwithstanding anything to the contrary set forth in this Section 7.6(c), no Party shall be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege, (ii) violate any applicable Legal Requirement, or (iii) violate any Contract to which such Party is a party or bound; provided, that the Parties agree to use commercially reasonable efforts to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in the foregoing clauses (i) through (iii).

7.7. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and without limiting the obligations of any Party under Section 7.4, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to: (a) cause the conditions set forth in Article VIII to be satisfied prior to the Outside Date; (b) defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (c) execute and deliver any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, (i) nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock and (ii) nothing in this Section 7.7 shall prohibit the Company from effecting a Company Change in Recommendation pursuant to Section 7.10(e), submitting a Superior Proposal to the Company Shareholders pursuant to Section 7.10(e) or terminating this Agreement pursuant to Section 9.1(h).

7.8. Company and SPAC Securities Listings.

(a) From the date hereof through the Closing, SPAC shall use its commercially reasonable efforts to ensure that SPAC remains listed as a public company on, and for shares of SPAC Class A Stock and Public Warrants (but, in the case of Public Warrants, only to the extent issued as of the date hereof) to be listed on, NASDAQ. Prior to the Closing Date, SPAC shall cooperate with the Company and use commercially reasonable efforts to take such actions as are reasonably necessary or advisable to cause the shares of SPAC Class A Stock and Public Warrants to be delisted from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

(b) From the date hereof through the Closing, SPAC will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Legal Requirements.

(c) The Company will use its commercially reasonable efforts to cause: (i) the Company’s initial listing application with NASDAQ in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of NASDAQ; and (iii) the Company Common Shares and the Company Warrants issuable in accordance with this Agreement, including in the Reclassification and in the Merger, to be approved for listing on NASDAQ (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the Proxy Statement/Prospectus Clearance Date, and in any event prior to the Effective Time.

7.9. No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind that it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions, or for Intentional Fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

7.10. No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate or knowingly encourage any inquiries or proposals by, or provide any information to, any Person (other than SPAC and its Representatives or any of the Company’s Representatives) concerning any Company Acquisition Proposal; (ii) enter into or continue any discussions, negotiations or transactions with or respond to any inquiries or proposals by any Person (other than SPAC and its Representatives or any of the Company’s Representatives) concerning any Company Acquisition Proposal, except to inform such Person of the Company’s obligations under this Section 7.10; or (iii) enter into any agreement regarding any Company Acquisition Proposal. The Company shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Acquisition Proposal.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall direct the SPAC Sponsors not to, and shall direct its and their Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiries or proposals by, or provide any information to, any Person (other than the Company, Merger Sub and their respective Representatives or any Representative of SPAC or any SPAC Sponsor) concerning any merger, consolidation, purchase of ownership interests or assets of, by or otherwise involving SPAC, or any recapitalization or other business combination transaction involving SPAC (each, a “SPAC Business Combination”); (ii) enter into or continue any discussions, negotiations or transactions with or respond to any inquiries or proposals by any Person (other than the Company and its Representatives or any of SPAC’s Representatives) concerning any SPAC Business Combination, except to inform such Person of SPAC’s obligations under this Section 7.10; (iii) enter into any agreement regarding a SPAC Business Combination; (iv) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination; or (v) prepare or take any steps in connection with an offering of any securities of SPAC (or any Affiliate or successor of SPAC). SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Acquisition Proposal (in the case of the Company of any of its Representatives) or SPAC Business Combination (in the case of SPAC or any of its Representatives) (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Acquisition Proposal (in the case of the Company) or SPAC Business Combination (in the case of SPAC) such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

(d) Notwithstanding anything to the contrary in Section 7.3 or Section 7.10(a), this Agreement shall not prevent the Company or the Company Board from, prior to obtaining the Company Shareholder Approval:

(i) making any legally required disclosure to Company Shareholders with regard to the Transactions or a Company Acquisition Proposal; provided that this clause (i) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Section 7.10(e);

(ii) making a Company Change in Recommendation (only to the extent permitted by Section 7.10(e));

(iii) contacting and engaging in discussions with any Person or group and their respective Representatives who has made a bona fide written Company Acquisition Proposal after the date hereof that did not result from a material breach of Section 7.10(a), solely for the purpose of clarifying such Company Acquisition Proposal and the terms thereof;

(iv) (A) contacting and engaging in any negotiations or discussions with any Person and its Representatives who has made a bona fide written Company Acquisition Proposal after the date hereof that did not result from a material breach of Section 7.10(a) (which negotiations or discussions need not be solely for clarification purposes), (B) entering into any confidentiality agreement with the Person making such bona fide written Company Acquisition Proposal on terms not less restrictive with respect to the Person making such Company Acquisition Proposal than those set forth in the Confidentiality Agreement are to SPAC (an “Acceptable Confidentiality Agreement”) and (C) providing access to the Company’s or any of its Subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide written Company Acquisition Proposal that did not result from a material breach of Section 7.10(a), in each case, if (1) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes or could reasonably be expected to constitute a Superior Proposal and (2) the Company has entered into an Acceptable Confidentiality Agreement with the Person so making such bona fide written Company Acquisition Proposal; provided that the Company shall provide to SPAC any material non-public information or data that is provided to any Person that was not previously made available to SPAC prior to or substantially concurrently with the time it is provided to such Person (and in any event within 24 hours thereof); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(e) Notwithstanding anything in this Agreement to the contrary, if, after the execution of this Agreement and prior to obtaining the Company Shareholder Approval, the Company or the Company Board receives a bona fide written Company Acquisition Proposal that did not result from a material breach of this Section 7.10 and the Company Board determines, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes a Superior Proposal, then the Company or the Company Board may (i) (A) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, any previous recommendation by the Company or the Company Board of the Transaction or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, such Company Acquisition Proposal (any action described in the foregoing clause (i)(A) or (i)(B), a “Company Change in Recommendation”) or (ii) terminate this Agreement pursuant to Section 9.1(h) to enter into a definitive agreement with respect to such Superior Proposal; provided that the Company shall pay to SPAC the Company Termination Fee (as defined below) required to be paid pursuant to Section 9.1(h) at or prior to the time of such termination (it being understood that such termination shall not be effective unless the Company Termination Fee is so paid); provided, further, that the Company will not be entitled to make a Company Change in Recommendation under this Section 7.10(e) or terminate this Agreement in accordance with Section 9.1(h) unless (x) the Company delivers to SPAC a written notice (a “Superior Proposal Notice”) advising SPAC that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company Board and (y) at or after 10:00 a.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Superior Proposal Notice (such period from the time the Superior Proposal Notice is provided until 10:00 a.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Superior Proposal Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Superior Proposal Notice Period”), the Company Board (1) again determines in good faith after consultation with its outside legal counsel and financial advisor that such Company Acquisition Proposal continues to constitute a Superior Proposal, and (2) determines that a failure to make such a Company Change in Recommendation or such a termination of this Agreement would reasonably be expected to be inconsistent with its fiduciary duties under any Legal Requirement, if the adjustments to the terms and conditions of this Agreement proposed by SPAC (if any) during the Superior Proposal Notice Period were to be given effect. If requested by SPAC, the Company will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Superior Proposal Notice Period, engage in good faith negotiations with SPAC and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal would cease to constitute a Superior Proposal.

(f) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than SPAC) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 25% or more of the Outstanding Company Equity Securities or (2) 25% or more (based on the fair market value thereof, as determined by the Company Board) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (B) other than the Self-Tender Offer, any tender offer or exchange offer that, if consummated, would result in any Person owning, directly or indirectly, 25% or more of the Outstanding Company Equity Securities or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Person (other than SPAC) would own, directly or indirectly, 25% or more of the equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in the case of the foregoing clauses (A), (B) and (C), the Transactions or any such transaction by the Company or its Subsidiaries in the ordinary course of business that would not be a breach of Section 6.1(b)(iii).

(ii) “Superior Proposal” shall mean a bona fide and written Company Acquisition Proposal from any Person (other than SPAC or any other “blank check company” or “special purpose acquisition company”) made after the date hereof (which may be an amendment, revision or modification to an inquiry, proposal or offer submitted or made prior to the date hereof), that (A) did not result from a material breach of this Section 7.10, (B) is either (1) expressly conditioned on the termination of this Agreement or (2) of a nature that would make consummation of both such transaction and the Transactions impracticable or undesirable, (C) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) is reasonably likely to be consummated in accordance with its terms, (D) would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company Shareholders (solely in their capacity as such) or the Company than the Transactions after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the Transactions (including any offer by SPAC to amend the terms of this Agreement, termination or break-up fee and conditions to consummation), and (E) requires that at least 20% of all consideration payable in connection with the proposed acquisition or purchase be paid in cash; provided that, for purposes of this definition, each reference in the definition of Company Acquisition Proposal to “25%” shall be replaced with a reference to “100%”.

7.11. Trust Account. Upon satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) shall make all appropriate arrangements to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to each SPAC Stockholder who properly elects to have such SPAC Stockholder’s SPAC Class A Stock redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) to pay all SPAC Transaction Costs and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12. Director and Officer Matters.

(a) The Company and the Surviving Company agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing until the six year anniversary of the Closing. For a period of six years from the Closing Date, (i) the Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date (such provisions, the “D&O Indemnification Provisions”), (ii) the Surviving Company shall not amend, repeal or otherwise modify any such D&O Indemnification Provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party and (iii) the Company shall honor and guarantee all payments required to be made by the Surviving Company with respect to all such D&O Indemnification Provisions; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, SPAC shall purchase a pre-paid “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail Policy”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by SPAC’s directors’ and officers’ liability insurance policies on substantially similar terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement for the six-year period following the Closing; provided that the aggregate cost of the SPAC D&O Tail Policy shall not exceed three hundred percent (300%) of the most recent aggregate annual premium paid by SPAC prior to the date of this Agreement and, in such event, the Surviving Company shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by SPAC prior to the date of this Agreement. The Surviving Company shall maintain the SPAC D&O Tail Policy in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b).

(c) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The provisions of this Section 7.12 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12.

(d) If the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 7.12.

7.13. Tax Matters.

(a) Transfer Taxes. Notwithstanding anything herein to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by the Company. Unless otherwise required by applicable Legal Requirement, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and SPAC shall reasonably cooperate with respect thereto as necessary).

(b) FIRPTA Matters. On the Closing Date, SPAC shall provide the Company with a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided that notwithstanding anything to the contrary, in the event SPAC fails to deliver such certificate, the Transaction shall nonetheless be able to close and the Company shall be entitled to make a proper withholding of Tax to the extent required by applicable Legal Requirements.

7.14. Subscription Agreements. The Company will not amend the Subscription Agreements or waive any provision thereto in any manner that is material and adverse to SPAC without the prior written consent of SPAC.

7.15. Section 16 Matters. Prior to the Effective Time, the SPAC Board shall take all reasonable steps as may be required or permitted to cause any disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Merger by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999.

7.16. Board of Directors. The Company will use commercially reasonable efforts to take all actions reasonably necessary to, and SPAC shall reasonably cooperate with the Company to, cause the Company Board, immediately after the Effective Time (the “Closing Company Board”) to consist of a number of directors selected by the Company, which shall include (a) one (1) director as the Chief Executive Officer of the Company (the “CEO Director”), (b) at least five (5) directors as non-executive directors designated solely by the Company (the “Company Directors”); provided that at least a majority of the authorized number of the Company Directors shall qualify as “independent directors” pursuant to NASDAQ listing standards and (c) one (1) director as the non-executive director designated solely by SPAC (the “SPAC Director”). The Parties currently expect that the initial SPAC Director will be the individual set forth on Section 7.16 of the SPAC Disclosure Letter. In furtherance of SPAC’s cooperation obligations under the foregoing sentence, prior to the Proxy Statement/Prospectus Clearance Date, SPAC shall provide the Company with a duly completed director questionnaire with respect to the SPAC Director in form and substance reasonably acceptable to the Company along with a biography of the SPAC Director suitable for inclusion in the Proxy Statement/Prospectus. In accordance with the Governing Documents of the Company as in effect as of the Closing, the Parties acknowledge and agree that the Closing Company Board will be a classified board with three (3) classes of directors, with:

(a) a first class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the Company Shareholders held after the Closing (but any subsequent Class I Directors serving a three (3)-year term), with one (1) of the Company Directors to serve as a Class I Director;

(b) a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of the Company Shareholders held following the Closing (but any subsequent Class II Directors serving a three (3)-year term), with three (3) of the Company Directors to serve as Class II Directors; and

(c) a third class of directors (the “Class III Directors”), serving a term effective from the Closing until the third annual meeting of the Company Shareholders held following the Closing (and any subsequent Class III Directors serving a three (3)-year term), with the CEO Director, the SPAC Director and one (1) of the Company Directors to serve as Class III Directors.

7.17. Incentive Equity Plan. Prior to the Closing Date, the Company shall approve and adopt, subject to receipt of the Company Shareholder Approval, the “Incentive Equity Plan”, substantially in the form attached hereto as Exhibit C, to hire and incentivize its and its Subsidiaries’ directors, managers, executives and other employees, and at the Closing shall reserve thereunder a total pool of awards of Company Common Shares as set forth in Exhibit C. As soon as practicable following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Common Shares issuable under the Incentive Equity Plan.

7.18. Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from a “big four” accounting firm PCAOB compliant audited financial statements for the Company’s fiscal years ending December 31, 2020 and December 31, 2019, as well as such other financial statements of the Company that are required to be included in the Registration Statement, in each case, that satisfy SEC filing requirements for the Registration Statement (including the Proxy Statement/Prospectus) and are prepared in accordance with IFRS (the “Required Financial Statements”). From the date hereof until the Proxy Statement/Prospectus Clearance Date, the Company will deliver to SPAC accurate copies of any unaudited, unreviewed management accounts and financial statements of the Company that are delivered to the Company Board in the ordinary course of business, with such delivery to occur as and when delivered to the Company Board within a reasonable period of time following the end of each fiscal quarter of the Company ending after the date of this Agreement and prior to the Proxy Statement/Prospectus Clearance Date. The Company makes no representation or warranty to SPAC with respect to the information included in any such management accounts or financial statements.

7.19. Company A&R Articles. By no later than five (5) days prior to the anticipated Closing Date reasonably determined by the Parties in accordance with Section 2.3, the Company shall instruct the registered agent of the Company to file the Company A&R Articles with the Registry of Corporate Affairs of the British Virgin Islands, such that the Company A&R Articles are effective immediately prior to the Closing subject to the consummation of the Transactions.

7.20. Termination of SPAC Agreements. Prior to the Closing, SPAC shall terminate each agreement listed on Schedule II without any liability being imposed on SPAC or any Group Company.

7.21. Repayment of SPAC Notes. At the Closing, SPAC shall repay all amounts owed under the SPAC Working Capital Notes.

7.22. Disclosure of Certain Matters. Each Party shall promptly provide the other Parties with written notice of: (a) any event, development or condition of which it obtains knowledge that is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

Article VIII

CONDITIONS TO THE TRANSACTION

8.1. Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the SPAC Special Meeting (including any adjournments thereof), the SPAC Stockholder Approval shall have been obtained.

(b) The Company Shareholder Approval shall have been obtained.

(c) SPAC shall have at least $5,000,001 of net tangible assets following the SPAC Stockholder Redemption.

(d) There shall not be in effect any injunction or other order of any Governmental Entity of competent jurisdiction prohibiting, enjoining, restricting or making illegal the consummation of the Transactions.

(e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(f) The Company Common Shares issuable in the Reclassification (as adjusted by the Stock Split) and the Company Common Shares issuable as the Merger Consideration, as well as the Company Warrants to be issued in connection with the Closing, shall be approved for listing upon the Closing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC), subject to notice of official issuance.

8.2. Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failure of such representations and warranties to be so true and correct, has not had and would not reasonably be expected to have, individually and in the aggregate, a SPAC Material Adverse Effect.

(b) SPAC shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c) Since the date of this Agreement, there shall not have occurred any SPAC Material Adverse Effect that exists as of the Closing.

(d) SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e) Available Cash shall equal or exceed $125,000,000.00.

(f) The Company shall have received from the ITA the Price Adjustment Right Tax Ruling.

8.3. Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a) (i) The Fundamental Representations of the Company and Merger Sub shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) and (ii) all other representations and warranties of the Company and Merger Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), where any failure of such representations and warranties of the Company to be so true and correct has not had and would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect; provided that for purposes of this Section 8.3(a), no event that is contemplated by the distribution of the Price Adjustment Rights, Capital Restructuring, Self-Tender Offer or Pre-PIPE Conversion shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties of the Company or Merger Sub.

(b) Each of the Company and Merger Sub shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that exists as of the Closing.

(d) Available Cash shall equal or exceed $100,000,000.00.

(e) The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

Article IX

 TERMINATION

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company;

(b) by either SPAC or the Company if the Closing shall not have occurred by December 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity shall have issued any final non-appealable Order, or any applicable Legal Requirement shall be in effect, making the Transaction illegal or permanently prohibiting the Transactions, including the Merger;

(d) by the Company, if any representation or warranty of SPAC set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if SPAC breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach by SPAC is curable by SPAC prior to the Outside Date, then the Company must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach and such breach has not been cured or (B) if such breach by SPAC is cured during such 30 day period);

(e) by SPAC, if any representation or warranty of the Company or Merger Sub set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if the Company or Merger Sub breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach is curable by the Company or Merger Sub, as applicable, prior to the Outside Date, then SPAC must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach and such breach has not been cured; or (B) if such breach by the Company is cured during such 30 day period);

(f) by the Company, if, at the SPAC Special Meeting (after taking into account any adjournments thereof), the SPAC Stockholder Approval is not obtained;

(g) by SPAC, if the Company shall not have obtained the Company Shareholder Approval within five (5) Business Days after the Proxy Statement/Prospectus Mailing Date;

(h) by the Company, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the terms and conditions of Section 7.10(e) and Section 9.2(b);

(i) by SPAC, if the Company Board or any committee thereof makes a Company Change in Recommendation;

(j) by the Company, if the SPAC Board or any committee thereof makes a SPAC Change in Recommendation; and

(k) by SPAC, if the Company has not delivered to SPAC, by July 15, 2021, a signed audit opinion by a “big four” accounting firm with respect to the Required Financial Statements.

9.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event that this Agreement is validly terminated by the Company pursuant to Section 9.1(h), then the Company shall pay $100,000,000 (the “Company Termination Fee”) to SPAC (or one or more of its designees), at or prior to the time of such termination, payable by wire transfer of immediately available funds.

(c) In the event that this Agreement is validly terminated by SPAC pursuant to Section 9.1(i), then the Company shall pay the Company Termination Fee to SPAC (or one or more of its designees) as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(d) In the event that (i) this Agreement is validly terminated by either SPAC or the Company pursuant to Section 9.1(b) or by SPAC pursuant to Section 9.1(e) or Section 9.1(g), in each case, without the Company Shareholder Approval having been obtained, (ii) before the date of such termination, a Company Acquisition Proposal is publicly announced or disclosed and is not publicly withdrawn as of the date of such termination and (iii) within six (6) months after the date of termination, the Company shall have consummated such Company Acquisition Proposal or entered into a definitive agreement with respect to a Company Acquisition Proposal and such Company Acquisition Proposal is thereafter consummated, then the Company shall pay the Company Termination Fee to SPAC (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within two (2) Business Days) after the date on which such Company Acquisition Proposal is consummated, payable by wire transfer of immediately available funds.

(e) The Parties acknowledge and hereby agree that the Company Termination Fee, if, as and when required pursuant to this Section 9.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate SPAC or its designees in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Each of the Company, SPAC and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, the provisions of Section 9.2(b), Section 9.2(c) and Section 9.2(d) providing for the Company Termination Fee shall constitute the sole and exclusive remedy with respect to the circumstances set forth therein.

(g) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.6, Section 7.9, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach or Intentional Fraud.

Article X

NO SURVIVAL

10.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Intentional Fraud.

Article XI

GENERAL PROVISIONS

11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

c/o SPAC
FinTech Acquisition Corp. V
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870

Attention:	Amanda Abrams
Phone:	+215-701-9555
Email:	aabrams@cohenandcompany.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, CA 92626

Attention:	Todd Hentges
Tim Rupp

Phone:	+1-714-830-0631
+1-714-830-0669

Email:	todd.hentges@morganlewis.com
timothy.rupp@morganlewis.com

and

Gornitzky & Co., Advocates and Notaries
Vitania Tel-Aviv Tower
20 Haharash St.
Tel-Aviv, Israel 6761310

Attention:	Chaim Friedland
Timor Belan

Email:	friedland@gornitzky.com
timorb@gornitzky.com

if to the Company or Merger Sub to:

eToro Group Ltd.
30 Sheshet Hayamim St., Bnei Brak, Israel 5120261

Attention:	Yoni Assia
Phone:	+972-73-265-6600
Email:	yoni@etoro.com

with a copy to (which shall not constitute notice):

eToro Group Ltd.
30 Sheshet Hayamim St., Bnei Brak, Israel 5120261

Attention:	Debbie Kahal
Phone:	+972-73-265-6600
Email:	legal@etoro.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001

Attention:	David Goldschmidt
Sven Mickisch
Maxim Mayer-Cesiano

Telephone:	+1-212-735-3574
+1-212-735-3554
+1-212-735-2297
Email:	david.goldschmidt@skadden.com
sven.mickisch@skadden.com
maxim.mayercesiano@skadden.com

and

Meitar | Law Offices
16 Abba Hillel Rd.
Ramat Gan
5250608
Israel

Attention:	Dan Shamgar
Jonathan Irom

Phone:	+972-3-610-3171
+972-3-610-3183

Email:	dshamgar@meitar.com
jonathani@meitar.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available,” “provided” or “delivered” mean that the subject documents or other materials were included in and available at the “eToro 2021” online datasite hosted by Intralinks at least one (1) Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day (or, if the applicable period is measured by reference to Israeli Business Days or U.S. Business Days, the next succeeding Israeli Business Day or U.S. Business Day). References to a particular statute or regulation including all rules and regulations promulgated thereunder and any amendment or successor to such statute or regulation. References to a Contracts shall include any amendments thereto. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.

11.3. Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4. Entire Agreement; Third Party Beneficiaries. This Agreement, the Company Disclosure Letter, SPAC Disclosure Letter, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.12, Section 11.14 and this Section 11.4 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this Section 11.4.

11.5. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.6. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that each Party shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7. Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party waives, and shall not assert as a defense in any legal dispute, that: (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Party’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.11. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

11.12. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. No modification, termination, rescission, discharge, or cancellation of this Agreement shall be effective unless in writing signed by the party against whom it is sought to be enforced, or shall affect the right of any party to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.

11.13. Waiver. Except as otherwise expressly provided herein, no delay, failure or waiver by any party to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the parties shall operate as a waiver of the rights or remedies hereof. The rights and remedies herein provided are exclusive, and not cumulative, of any rights or remedies provided by applicable Legal Requirement. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such provision as contemplated herein

11.14. Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC and Merger Sub as named Parties. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of the Company, SPAC or Merger Sub shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(b) Notwithstanding the foregoing, a Related Party may have (and this Section 11.14 shall no way amend, alter, limit or otherwise effect) obligations under any documents, agreements, or instruments delivered contemporaneously herewith if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.

11.15. Legal Representation. The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “SPAC Counsel Waiving Parties”), that Morgan, Lewis & Bockius LLP (or any successor) and/or Gornitsky & Co. (“SPAC Counsel”) may represent the stockholders or holders of other equity interests of the SPAC Sponsors or any of its directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Counsel WP Group”), in each case, solely in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its prior representation of the SPAC Sponsors, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, on behalf of itself and the SPAC Counsel Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to SPAC Counsel’s prior representation of the SPAC Sponsors, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, for itself and the SPAC Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the SPAC Sponsors, SPAC, or its Subsidiaries, or any other member of the SPAC Counsel WP Group, on the one hand, and SPAC Counsel, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the SPAC Counsel WP Group (the “SPAC Counsel Privileged Communications”), without any waiver thereof. The Company, together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the SPAC Counsel Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Legal Proceeding against or involving any of the parties after the Closing, and the Company agrees not to assert that any privilege has been waived as to the SPAC Counsel Privileged Communications, by virtue of the Merger.

11.16. Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the Company Disclosure Letter, or SPAC Disclosure Letter, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter, or SPAC Disclosure Letter, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of Company Disclosure Letter, or SPAC Disclosure Letter, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter, or SPAC Disclosure Letter, as applicable. Certain information set forth in the Company Disclosure Letter, or SPAC Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ETORO GROUP LTD.

By:	/s/ Johnathan Assia
	Name:	Johnathan Assia
	Title:	Chief Executive Officer

By:	/s/ Shalom Berkovitz
	Name:	Shalom Berkovitz
	Title:	Chief Financial Officer & Deputy CEO

BUTTONWOOD MERGER SUB CORP.

By:	/s/ Johnathan Assia
	Name:	Johnathan Assia
	Title:	Chairman and President

[Signature Page to Agreement and Plan of Merger]

FINTECH ACQUISITION CORP. V

By:	/s/ James J. McEntee, III
	Name:	James J. McEntee, III
	Title:	President and Secretary

[Signature Page to Agreement and Plan of Merger]

SCHEDULE I

COMPANY VOTING AGREEMENT SIGNATORIES

Schedule I

SCHEDULE II

TERMINATION OF SPAC AGREEMENTS

Schedule II

EXHIBIT A

SPAC VOTING AGREEMENT

Filed as Exhibit 10.2 to the Current Report to Form 8-K to which this Agreement is filed as Exhibit 2.1.

A-1

EXHIBIT B

FORM OF COMPANY VOTING AGREEMENT

Filed as Exhibit 10.3 to the Current Report to Form 8-K to which this Agreement is filed as Exhibit 2.1.

B-1

EXHIBIT C

FORM OF INCENTIVE EQUITY PLAN

C-1

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

Filed as Exhibit 10.6 to the Current Report to Form 8-K to which this Agreement is filed as Exhibit 2.1.

D-1

EXHIBIT E

IRA AMENDMENT

E-1

EXHIBIT F

ROFR/CO-SALE AMENDMENT

F-1

EXHIBIT G

VOTING AMENDMENT

G-1

EXHIBIT H

FORM OF LOCK-UP AGREEMENTS

Filed as Exhibit 10.4 to the Current Report to Form 8-K to which this Agreement is filed as Exhibit 2.1.

H-1

EXHIBIT I

FORM OF AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

I-1

EXHIBIT J

PRICE ADJUSTMENT RIGHT TERM SHEET

J-1

EXHIBIT K

FORM OF CERTIFICATE OF MERGER

K-1

EXHIBIT L

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING COMPANY

L-1